UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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GENPACT LIMITED

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Dear Fellow Shareholder:

In these unprecedented times, we are pleased with our performance and trajectory as we help our clients transform their businesses. As in 2020, we continue to focus on both the health and welfare of our employees while acting with urgency to support our clients. Our agility and the dedication of our global workforce has allowed us to rapidly meet the needs of our clients in a time when digital transformation is more relevant than ever.

Our reputation as a trusted long-term partner for our clients is growing as we deliver end-to-end, domain and process-led solutions, leveraging analytics and digital technologies, and help drive change and deliver measurable outcomes. We are proud of the reputation we have built for delivering value and the strong relationships we have built and nurtured, especially in these challenging times.

Our purpose of “the relentless pursuit of a world that works better for people” acts as our North Star as we unlock value for our clients, employees, investors, and communities. Our purpose fuels our passion and drive to improve the world for all of our stakeholders.

Differentiation in an expanding market

Our strategic focus on a chosen set of industry verticals, our end-to-end services, and the targeted investments we have made in digital, analytics, domain, and process have allowed us to be increasingly relevant to our clients. We are in a growth market that remains highly underpenetrated and have seen our total addressable market expand during 2020 in response to macro challenges.

This market expansion is primarily driven by the changing needs of two different sets of clients: 1) existing clients who want to accelerate their transformation journeys, leading to increased engagement with us on more services and in more buying centers than before; and 2) new clients who are now more open to partnerships in order to change and transform.

Our two synergistic routes to market – digitally-embedded Intelligent Operations that we run and deliver for our clients every day and digital and data analytics-led Transformation Services – allow us to meet the demand for our solutions. We are expanding our relationships with our clients into new buying centers such as the Chief Supply Chain Officer, Chief Risk Officer, Chief Growth Officer, Chief Information Officer and others through our focus on relevant services for each. Services we can provide to these buying centers include supply chain services, financial crimes and risk services, sales and commercial services, and financial planning and analysis, all of which are leading to an expansion of our key client relationships helping these clients drive large-scale, end-to-end transformations.

As of the end of 2020, we served more than 25% of the Fortune Global 500, and we continue to expand into new relationships within this client segment. During 2020, we increased the number of relationships with clients having more than $50 million in annual revenue and also signed new client logos that are first-time buyers for our kinds of services, including more mature services like finance and accounting.

We believe the key reasons clients engage with us is our demonstrated success in leading complex, end-to-end transformations leveraging digital and analytics solutions, our deep understanding of industry verticals coupled with process excellence using Lean Six Sigma principles, and our culture of curiosity, courageousness, incisiveness, and integrity all wrapped in client-centricity.

Business highlights

Leveraging our global workforce, we partner with our clients to design innovative solutions to deliver business outcomes and build flexible operating models to create competitive advantages and generate value.

During 2020, we continued to add new client logos and significantly expanded relationships with some of the most iconic brands in our client roster as C-suites and Boards looked to improve business outcomes and accelerate their digital transformation agendas in response to the challenges presented by COVID-19. Many of these deals and transitions were executed entirely remotely, building on our years of experience working in a global, technology-enabled environment. As we move forward, we plan to have a mix of in-office, remote, and hybrid delivery models for our global workforce based on client requirements, local regulations, and employee preferences.

During 2020, we completed two acquisitions that strengthened our capabilities in critical areas: digital commerce and data and analytics. We use internal capability development, partnerships, large targeted carve-outs from our clients, and acquisitions to continue to develop and evolve our solutions, allowing us to be differentiated and win in the market.

2020 highlighted the strength and relevance of the strategic choices we have made, and we are pleased with our execution. We believe we are well positioned to continue to help our clients fulfill critical needs and transform their business models over the long-term in the post-pandemic “new normal.”

Our people

Our people remain our most valuable asset. Our culture of agility, flexibility, and exceptional client focus allows us to deliver for our clients regardless of the macroeconomic environment. Our global team truly embodies our purpose and relentlessly pursues better outcomes for our clients and communities.

Our culture of learning fuels our ability to be agile and nimble in serving clients. Powered by our internal learning platform, Genome, we provide our people with the right tools and methods to develop relevant digital transformation and other professional skills at scale. We continue to deepen our expertise and knowledge of the industry domains we serve and the outcome-focused services we offer, including processes bolstered by our Lean Six Sigma heritage. We currently have more than 68,000 active Genome users and have used Genome to train more than 24,000 people on AI and machine learning, 12,600 people on data and analytics, and 10,200 people on customer and user experience. Combined with our internal employee redeployment platform, TalentMatch, we successfully redeployed more than 10,000 colleagues in 2020 to support the changing needs of our clients.

Financial Performance

During 2020, our strong execution, dedication to our clients, and culture of embracing change enabled us to grow revenue and maintain margins in the face of the challenging macroenvironment. We continue to see excellent momentum in Transformation Services which led our growth as we expanded our offerings to meet the demand for digital solutions that we have seen across all industry verticals. This also translated into healthy adjusted diluted earnings per share1 growth.

While our full-year 2020 results came in lower than our initial expectations as a result of COVID-19, we believe our industry-leading revenue growth demonstrates the resilience of our business and the non-discretionary nature of the services we provide for our clients.

Throughout 2020, we grew client relationships, signed new logos, and won new large deals after an elongation of decision-making cycles earlier in the year in reaction to the initial onset of COVID-19. While our exposure to clients adversely impacted by macroeconomic challenges is minimal, we have

[1]	Adjusted diluted earnings per share is a non-GAAP measure. See Exhibit 1 to this Proxy Statement for a reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

demonstrated true partnership with these clients, adjusting our relationships to meet their changed needs while keeping in mind the opportunities to grow in the future. As the environment stabilized later in the year, we recorded our highest quarterly bookings ever in the fourth quarter, positioning us well for future long-term growth.

Our performance through the challenges of 2020 reflects the execution of our strategy focused on a set of industry verticals and service lines and our investments in digital capabilities, experience, data and analytics, and cloud. Our consistent strong execution has also reinforced our credibility as a trusted advisor to our clients.

Here are some highlights from 2020:

•	Total revenue was $3.7 billion, up 5% year-over-year (6% on a constant currency basis);[2]
•	Revenue from Global Clients was $3.3 billion, up 7% year-over-year both on an as reported and constant currency basis,[2] representing 88% of total revenue;
•	New bookings were approximately $3.1 billion, down 20% year-over-year, with Global Client new bookings down 8% year-over-year;[3]
•

Income from operations was $439 million, up 2% year-over-year, with a corresponding margin of 11.8%, and adjusted income from operations was $589 million, up 5% year-over-year, with a corresponding margin of 15.9%;[4] and

•	Diluted earnings per share was $1.57, up 1% year-over-year; adjusted diluted EPS was $2.12, up 3% year-over-year.[5]

Based on the bookings momentum we saw in the fourth quarter of 2020, we expect Global Client revenue to return to our historical pattern of delivering double-digit annual revenue growth by the fourth quarter of 2021.

Driving total shareholder return

We returned $211 million of capital to shareholders in 2020, including approximately $74 million from our regular quarterly dividend and $137 million in share repurchases. Since we instituted our share buyback program in 2015, we have reduced our net shares outstanding by 19%.

Since announcing our focused growth strategy in early February 2014, our total shareholder return (TSR) is approximately 300%.6

Long-term outlook

Given the underpenetrated, large, and expanding total addressable market for our services, as well as our sharp differentiation in driving digital and data analytics-led transformation for our clients, we continue to expect to drive double-digit to low-teens Global Client growth over the long-term.

[2]

Revenue growth on a constant currency basis is a non-GAAP measure and is calculated by restating current-period activity using the prior fiscal period’s foreign currency exchange rates adjusted for hedging gains/losses in such period.

[3]

New bookings, an operating measure, represents the total contract value of new contracts and certain renewals, extensions and changes to existing contracts. Regular renewals of contracts with no change in scope are not counted as new bookings.

[4]

Adjusted income from operations and adjusted income from operations margin are non-GAAP measures.  See Exhibit 1 to this Proxy Statement for a reconciliation of GAAP income from operations and GAAP net income attributable to Genpact Limited shareholders to adjusted income from operations and GAAP income from operations margin and GAAP net income attributable to Genpact Limited shareholders margin to adjusted income from operations margin.

[5]	Adjusted diluted earnings per share is a non-GAAP measure. See Exhibit 1 to this Proxy Statement for a reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.
[6]	Total shareholder return has been calculated as of December 31, 2020.

After responding to challenges related to COVID-19, we expect to return to our strategic objective of deliberately driving adjusted income from operations margin expansion and balancing long-term profitable growth while still investing meaningfully in our business.

Additional environment, social, and governance (ESG) considerations

2020 reinforced the importance of serving our stakeholders, including our clients, employees, investors, and the communities in which we operate. We are proud to be named a 2021 World’s Most Ethical Company by the Ethisphere Institute for the third time.

Over the last ten years, we have made meaningful strides in promoting a diverse and inclusive workplace with women now representing more than 40% of our global workforce and 45% of our Board of Directors.7 During the year, we also elevated racial equity as a high priority and are building programs to drive change focused on attracting, building, and retaining racially diverse talent.

We have become increasingly focused on sustainability as a corporate priority and are driving initiatives to minimize our climate impact by making our operating facilities greener through increased use of renewable energy, continuous improvement in water consumption, and minimization of waste, including the elimination of non-essential single use plastics and recycling of food waste.

We are committed to our ESG initiatives and to sharing our progress transparently with our stakeholders.

Annual General Meeting

Finally, it is my pleasure to invite you to the 2021 Annual General Meeting of Shareholders of Genpact Limited to be held on Wednesday, May 5, 2021. The Annual General Meeting will begin at 12:00 p.m. Eastern Daylight Time. In the interest of the health and safety of our shareholders, employees, and communities, the 2021 Annual General Meeting will be conducted again this year in a virtual meeting format due to the ongoing COVID-19 pandemic.

The enclosed Notice of our 2021 Annual General Meeting and Proxy Statement provides important information about the matters to be considered and voted upon at the annual meeting. We hope that you will read the enclosed materials and submit your voting instructions by proxy. Voting by proxy will ensure your representation at the annual meeting even if you are unable to attend the meeting. The Board of Directors recommends that you vote FOR each director nominee included in Proposal No. 1 and FOR Proposal Nos. 2 and 3 included in the enclosed notice.

Pursuant to the Securities and Exchange Commission rules that allow users to furnish proxy materials to shareholders over the Internet instead of a printed copy of our proxy materials to all of our shareholders, we are providing access to our proxy materials by posting them on the Internet and delivering a Notice Regarding the Availability of Proxy Materials, as more fully described in the accompanying Notice of 2021 Annual General Meeting of Shareholders. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. On or about March 25, 2021, we will mail our shareholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access or request copies of our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2020.

[7]	This includes Tamara Franklin, who has been appointed to the Board effective March 29, 2021.

Your vote is very important to us. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Please review the instructions on the Notice Regarding the Availability of Proxy Materials or, if you request printed copies of the proxy materials, the enclosed proxy card regarding each of your voting options.

Thank you for your ongoing support of and continued interest in Genpact.

Sincerely,
N.V. “Tiger” Tyagarajan Chief Executive Officer

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 5, 2021
Time:	12:00 p.m. Eastern Daylight Time
Virtual Location:	www.meetingcenter.io/285557805
Password:	G2021

Our 2021 annual general meeting of shareholders will be held virtually via the Internet at www.meetingcenter.io/285557805 due to the ongoing COVID-19 pandemic.  There will not be a physical meeting location for our 2021 annual meeting, and shareholders will not be able to attend the 2021 annual meeting in person.  In light of the public health and safety concerns related to the COVID-19 pandemic, we believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.  Pending the status of the COVID-19 pandemic, we expect to resume holding in-person annual general meetings of shareholders in 2022.

Using the details above, there are two options to log in to the virtual meeting: join as a “Shareholder” or join as a “Guest.”

If you were a shareholder as of the close of business on March 12, 2021 and have your control number, you may join the meeting as a “Shareholder” using the password above.  Shareholders who join with their control number will be able to vote and ask questions during the annual meeting by following the instructions available on the meeting website during the meeting. For registered shareholders, the control number can be found on your proxy card or notice, or email you previously received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the annual meeting and participate as a “Shareholder.” To register, you must submit proof of your proxy power (legal proxy) reflecting your Genpact shareholdings, along with your name and email address to our transfer agent, Computershare. To do this, you must forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Eastern Daylight Time, on April 30, 2021. You will receive a confirmation email from Computershare of your registration.

If you do not have a control number, you may still attend as a “Guest” (non-shareholder) but will not have the option to vote your shares or ask questions during the virtual annual meeting.

Meeting Agenda

(1)	Elect eleven (11) directors to hold office until the next annual election or the election and qualification of their successors;
(2)	Approve, on a non-binding, advisory basis, the compensation of our named executive officers;
(3)	Approve the appointment of KPMG Assurance and Consulting Services LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
(4)	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The Board recommends that you vote “FOR” each director nominee included in Proposal No. 1 and “FOR” Proposal Nos. 2 and 3. The full text of these proposals is set forth in the accompanying proxy statement.

Voting Instructions

Shareholders of record at the close of business on March 12, 2021 are entitled to vote at the annual meeting.

Your vote is important regardless of the number of shares you own.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission to provide many of our shareholders access to our proxy materials and our Annual Report on Form 10-K by notifying you of the availability of our proxy materials and our Annual Report on Form 10-K via the Internet. The notice and access model provides the Company with a fast, efficient and lower-cost way to furnish shareholders with their proxy materials and reduces our impact on the environment. As a result, on or about March 25, 2021, we will mail our shareholders a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) with instructions for how to access the proxy materials and our Annual Report on Form 10-K via the Internet (or how to request a paper copy) and how to vote online.  We will also deliver printed versions of the proxy materials to shareholders who request paper copies of the proxy materials. On the date of mailing of the Notice, all shareholders will be able to access the proxy materials on a website referred to, and at the URL address included in, the Notice and in the proxy statement. These proxy materials will be available free of charge.

Whether you expect to attend the virtual annual meeting or not, please vote your shares online or, if you request printed copies of the proxy materials, by mail or telephone. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 5, 2021: The Company's proxy statement and Annual Report on Form 10-K are available at www.genpact.com.

By order of the Board of Directors, Heather D. White Corporate Secretary March 24, 2021

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ii | 2021 Proxy Statement

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

GENPACT LIMITED

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

May 5, 2021

This proxy statement contains information about the 2021 Annual General Meeting of Shareholders of Genpact Limited, which we refer to in this proxy statement as the “annual meeting” or the “meeting.” To support the health and well-being of our shareholders, employees and directors in light of the ongoing COVID-19 pandemic, the annual meeting will be held virtually via the Internet at www.meetingcenter.io/285557805 on Wednesday, May 5, 2021. The annual meeting will commence at 12:00 p.m. eastern daylight time.  There will not be a physical meeting location for the annual meeting, and shareholders will not be able to attend the annual meeting in person.

This proxy statement is furnished by the board of directors of Genpact Limited, which is also referred to as “Genpact” or the “Company” in this proxy statement, in connection with the solicitation of proxies for use at the annual meeting and at any postponement or adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in accordance with the recommendation of our board of directors. The board of directors recommends that you vote FOR each director nominee included in Proposal 1 and FOR Proposals 2 and 3. A shareholder may revoke any proxy at any time before it is exercised by voting at a later date online or by telephone, by giving our Secretary written notice to that effect either before or during the annual meeting, by signing and submitting another proxy with a later date, or by voting such holder's shares online at the annual meeting.

A Notice Regarding the Availability of Proxy Materials with instructions for how to access the proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 via the Internet (or how to request a paper copy) and how to vote online will be mailed to shareholders on or about March 25, 2021. If you request a paper copy of the proxy materials, you may also vote by telephone or by mailing a proxy card in accordance with the process described in the proxy materials.

In this proxy statement we make reference to materials available on our website, www.genpact.com. Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the United States Securities and Exchange Commission (the "SEC"), except for exhibits, will be furnished without charge to any shareholder upon written request to us c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York 10036, Attention: Corporate Secretary.

2021 Proxy Statement | 1

Corporate Governance

OVERVIEW

We believe that good corporate governance is important to ensure that Genpact is managed for the long-term benefit of its shareholders.  Our board of directors is responsible for our governance practices and oversight of our strategy, operations and management.  Some of the principal responsibilities of the members of our board of directors are to:

•

exercise their business judgment to promote the long-term interests of the Company's shareholders by providing strategic direction to the Company and overseeing management in the performance of the Company's business activities;

•	review, approve and monitor significant financial and business strategies as developed by management;
•	evaluate the performance of the Company and its executive officers and approve succession plans for our chief executive officer, or CEO; and
•	review and approve material transactions and corporate activities not entered into in the ordinary course of business.

The board of directors has corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders.  These guidelines, together with our bye-laws, our committee charters and our Code of Conduct, provide a governance framework for the board of directors and its committees.

The board of directors reviews our corporate governance guidelines and other corporate governance documents from time to time and revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements.  The following sections provide an overview of our corporate governance practices.

You can obtain the current charters for our audit committee, compensation committee and nominating and governance committee, our corporate governance guidelines and our Code of Conduct at www.genpact.com or we will send you a copy upon request in writing to:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

2020 Corporate Governance Highlights

Board Refreshment

Appointed two new directors and a new independent Chairman of the Board since our last annual meeting, enhancing the breadth and depth of the skills, experience and diversity of our board of directors.

Shareholder Engagement

Engaged in shareholder outreach to investors representing about 70% of our shares outstanding in 2020.  (See “Compensation Discussion and Analysis—Shareholder Engagement” for more information.)

Company Recognitions

Named one of Ethisphere's "World's Most Ethical Companies" for the third time.

Named a “Leader in Sustainability” by Frost & Sullivan and The Energy and Resources Institute.

Winner of the Association for Talent Development’s BEST Award for talent development.

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CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to governance policies and practices that are designed to serve the best interests of Genpact and our shareholders. Our governance practices and policies include the following, among other things:

All directors elected annually	All of our directors serve one-year terms and are subject to reelection at each annual meeting.
Separate CEO and Chairman	We have an independent Chairman of the board of directors.
Independent board and committees	All of our directors other than our CEO are independent, and our standing board committees are made up entirely of independent directors.
Board commitment to diversity and refreshment

Our board of directors is active in succession planning, is committed to refreshment of our board, and has a robust director selection and succession process that is focused on creating a world-class board that is diverse, including with respect to gender, age, race and ethnicity, experience, international exposure, tenure and skills.

Annual board, committee and individual director evaluations and self-assessments	The nominating and governance committee oversees an annual self-evaluation of the board and its committees and an assessment of each individual director.
Authority to call special meetings	Shareholders collectively holding more than 10% of our share capital have the right to call special general meetings.
Proxy access right	Eligible shareholders* can (subject to certain requirements) include their own director nominees in our proxy materials.
No shareholder rights plan (poison pill)	We do not have a poison pill.
Regular executive sessions of the board	Our board of directors, led by our independent Chairman, meets in executive session at each regularly scheduled meeting of the board.
Director access to management and advisors	Our board has full access to our senior management, who attend our regularly scheduled board meetings, and to advisors as the board determines necessary.
Active shareholder engagement

We regularly engage with our shareholders and solicit their feedback on our corporate governance and pay practices. For information about our shareholder outreach efforts in 2020, see the section titled “Shareholder Engagement” below.

One vote per share	We have only one class of common shares, and each share entitles the holder to one vote on any matter requiring shareholder approval.
Shareholder approval required for bye-law amendments

Our bye-laws may be revoked, altered or amended only with the approval (i) first of the board of directors and then (ii) by a simple majority of shareholders entitled to vote, except in the case of the limited supermajority voting requirements described below.

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Limited supermajority voting requirements

Our bye-laws do not contain supermajority voting requirements except (i) to alter the manner in which the bye-laws may be amended or revoked, (ii) to alter the rights of any class of shares issued and outstanding, (iii) to amend the bye-law defining the events that vacate the office of any sitting director, and (iv) to amend the bye-law concerning the appointment of directors in the event that the board of directors has elected to create a classified board.

Prohibition on hedging and pledging of Company securities

Our insider trading policy prohibits all employees, consultants, officers and directors from entering into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning the Company's securities and prohibits these persons from pledging Company securities.

Director and officer share ownership requirements

Our share ownership guidelines require ownership of a number of our common shares with a minimum value equivalent to (i) for our CEO, six times his base salary, (ii) for our other named executive officers, one time their base salaries, and (iii) for our non-employee directors, three times their annual cash retainers.

*

See "Important Information about the Annual General Meeting and Voting—How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2022 annual general meeting?" on page 63 for information about submitting proposals for consideration at our next annual meeting. See also the section titled "Director Nomination Process and Director Characteristics" below for information about how to propose a director nominee for election to our board.

SUSTAINABILITY

Information regarding our sustainability, environmental, social, and human capital management activities is available in our “Genpact Sustainability Report” posted on our website. We have been issuing Sustainability Reports every other year since our first publication in 2011 and beginning in 2021 will be publishing our Sustainability Report annually.  We encourage you to learn more about our many sustainability initiatives and our progress towards meeting our goals, including with respect to human capital management, by reviewing our “Genpact Sustainability Report” located on the Corporate Governance section of our website at genpact.com/investors.  Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, such as our Sustainability Report, as a part of this proxy statement, nor is any such information incorporated herein.

DIRECTOR INDEPENDENCE

Pursuant to the corporate governance listing standards of the New York Stock Exchange ("NYSE"), a director employed by us cannot be deemed to be an "independent director," and consequently Mr. Tyagarajan is not an independent director. The board has determined that none of the other director nominees has a material relationship with us for purposes of the NYSE corporate governance listing standards and accordingly each is independent under such NYSE standards.

DIRECTOR NOMINATION PROCESS AND DIRECTOR CHARACTERISTICS

In considering whether to recommend any particular candidate for inclusion in the board of directors' slate of recommended director nominees, the nominating and governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

4 | 2021 Proxy Statement

While we do not have a formal or informal diversity policy for board membership, the nominating and governance committee is committed to considering diversity in accordance with its charter, and it seeks out candidates with diverse experience and perspectives, including diversity with respect to gender, age, race, ethnicity, geography, and areas of expertise. The nominating and governance committee and the board of directors believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership. When considering candidates as potential Board members, the Board and the nominating and governance committee evaluate each candidate's ability to contribute to the diversity of the Board.

The nominating and governance committee and the Board also believe that diversity with respect to tenure is important in order to balance the fresh perspectives brought by newer directors with the deep institutional knowledge and experience of our longer tenured directors. Our director nominees have an average tenure of six years. Our shortest-serving director nominee has just been appointed to our Board effective March 29, 2021, and our longest-serving director nominee has served on our Board for 16 years.  In the past 24 months, we have added four new directors to our board of directors, replacing four directors who completed their impactful tenures on our board.

Select characteristics of our director nominees are set forth below:

5 of our 11 director nominees (45%) are women
5 of the 7 newest directors on our board (71%) are women
3 of our 11 director nominees are racially diverse
6 of the 7 newest directors on our board are either women or racially diverse
The average age of our director nominees is 60 (age range of 51 — 75)
Our board nominees have an average board tenure of 6 years
2 of our 4 newest director nominees spent their careers outside the U.S.

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, including information regarding the number of shares owned by any potential director candidate, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to the Secretary of the Company, c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, NY 10036. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board of directors' primary responsibility is to oversee the management of Genpact and, in so doing, serve the best interests of the Company. Subject to the recommendations of the compensation committee and the nominating and governance committee, respectively, the board of directors selects, evaluates and provides for the succession of executive officers, and the board of directors nominates for election at annual general shareholder meetings individuals to serve as directors of Genpact and elects individuals to fill any vacancies on the board of directors to the extent not filled by shareholders in general meetings. The board of directors reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments

2021 Proxy Statement | 5

of corporate resources. Management keeps the directors informed of Company activity through presentations at board of directors and committee meetings.

The board of directors met, in person or telephonically, 14 times in 2020. During 2020, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees of which such director was a member during the period of time he or she served on such committee. Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual general meetings of shareholders. All of our directors standing for re-election at the 2021 annual meeting who were serving on our board of directors at the time of the 2020 annual meeting attended the 2020 annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has standing audit, compensation and nominating and governance committees. Each committee has a charter that has been approved by the board of directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Tyagarajan is the only director who is an employee of Genpact, and he does not participate in any meeting, or portions of any meeting, at which his compensation or performance is evaluated. All members of all committees are non-employee directors and the board of directors has determined that all of the members of our three standing committees are independent as defined under the rules of the NYSE, and, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

The table below sets forth the committees of our board, the composition of each committee and the number of meetings of each committee during 2020.

BOARD COMMITTEES
Board Member	Audit	Compensation	Nominating and Governance
Ajay Agrawal			Member
Stacey Cartwright	Member
Laura Conigliaro	Member		Member
Carol Lindstrom		Member	Chair
James Madden(1)		Member	Member
CeCelia Morken	Member	Member
Mark Nunnelly		Chair
Brian Stevens	Member
Mark Verdi(2)	Chair
Number of meetings in 2020	9	7	5
(1)	Mr. Madden currently serves as Chairman of the board of directors.
(2)	Audit committee financial expert as defined by SEC rules.

The tables below set forth the primary responsibilities of each committee of our board.  The lists of responsibilities set forth below are not exhaustive.  A complete list of each committee's responsibilities can be found in the charter for each committee, available on our website, www.genpact.com.

6 | 2021 Proxy Statement

Audit Committee

MEMBERS(1) Mark Verdi (Chair)(2) Stacey Cartwright Laura Conigliaro CeCelia Morken Brian Stevens

PRIMARY RESPONSIBILITIES

•     Appointing, approving the compensation of, and assessing the independence of our registered independent public accounting firm.

•     Overseeing:

•     the performance of any registered public accounting firm employed by us to provide audit services, including such firm's qualifications and independence;

•     the quality and integrity of our accounting and reporting practices and controls, including our financial statements and reports;

•     the performance of our internal audit function; and

•     our compliance with legal and regulatory requirements.

•     Preparing an audit committee report as required by the SEC to be included in our annual proxy statement.

•     Approving, in advance, any audit and any permissible non-audit services to be provided by our independent external audit firm.

•     Reviewing and discussing with management our major financial, data privacy and cybersecurity and other significant risk exposures and the steps management has taken to monitor and control such exposures.

•     Reviewing and approving related party transactions.

•     Overseeing our compliance program and adherence to our Code of Conduct and investigating any matters that arise relating to the integrity of management.

•     Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

•     Investigating any matter brought to its attention within the scope of its duties and retaining counsel for this purpose where appropriate.

•     Reporting regularly to our full board of directors with respect to the foregoing.

(1)	The board has determined that each member of the audit committee meets the financial literacy and independence requirements of the SEC and the NYSE applicable to audit committee members.
(2)

Mr. Verdi has been determined to be an "audit committee financial expert," as such term is defined in Item 407(d)(5) of Regulation S-K, and to have accounting or related financial management expertise as required by the NYSE listing standards.

Compensation Committee

MEMBERS(1) Mark Nunnelly (Chair) Carol Lindstrom James Madden CeCelia Morken

PRIMARY RESPONSIBILITIES

•     Reviewing our compensation practices and policies, including equity plans.

•     Conducting an annual review and evaluation of our CEO; reviewing and approving compensation for our CEO and senior executives.

•     Reviewing and consulting with our CEO concerning selection of officers, performance of individual senior executives and related matters.

•     Overseeing the succession plans for our CEO and senior management.

•     Reviewing and approving compensation for our directors, including the Chairman of the Board.

•     Reviewing and discussing the management disclosures in our "Compensation Discussion and Analysis" and recommending to the board whether such disclosures shall be included in the appropriate regulatory filing.

•     Overseeing our equity plans, incentive compensation plans and any such plans that the board may from time to time adopt and exercising all the powers, duties and responsibilities of the board of directors with respect to such plans.

•     Preparing a compensation committee report for inclusion in our proxy statement.

•     Reporting regularly to our full board of directors with respect to the foregoing.

(1)	The board has determined that each member of the compensation committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

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Nominating and Governance Committee

MEMBERS(1) Carol Lindstrom (Chair) Ajay Agrawal Laura Conigliaro James Madden

PRIMARY RESPONSIBILITIES

•     Making recommendations as to the size, composition, structure, operations, performance and effectiveness of our board of directors.

•     Establishing criteria and qualifications for membership on our board of directors and its committees.

•     Assessing and recommending to our board of directors strong and capable candidates qualified to serve on our board of directors and its committees.

•     Developing and recommending to our board of directors a set of corporate governance principles, including independence standards.

•     Conducting an annual evaluation of our board of directors and our board committees.

•     Otherwise taking a leadership role in shaping our corporate governance.

•     Reporting regularly to our full board of directors with respect to the foregoing.

(1)	The board has determined that each member of the nominating and governance committee meets the independence requirements of the SEC and NYSE applicable to nominating and governance committee members.

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the board of directors and CEO have historically been separated at Genpact. Keeping these positions separate allows our CEO to focus on our day-to-day business, while allowing the Chairman of the board of directors to lead the board in its exercise of business judgment to promote the long-term interests of our shareholders by providing strategic direction and overseeing management. The board of directors believes that keeping these positions separate is the appropriate leadership structure for us at this time.

ANNUAL BOARD, COMMITTEE AND INDIVIDUAL DIRECTOR EVALUATION PROCESS

As set forth in its charter, the nominating and governance committee oversees the board, committee and individual director evaluation process. Annually, the nominating and governance committee determines the appropriate form of evaluation and considers the design of the process to ensure it is both meaningful and effective.

From time to time, the board of directors engages an independent third party with experience in board evaluations and organizational effectiveness to lead the board evaluation. The last time the board engaged a third party to lead the board evaluation process was in 2019.  In 2020, the board led its own self-evaluation process, which included written evaluations of the board as a whole, each committee and individual directors and was led by the Chair of the nominating and governance committee.  The process also included one-on-one interviews between the Chair of the nominating and governance committee and each other member of the board.  The evaluation process engaged our directors on a wide range of topics, including board and committee structure, board dynamics and operations, and board, committee and individual director effectiveness and performance.  Following the conclusion of the evaluation process, the board reviewed and discussed the evaluation results and, in response, established certain agenda items for the board and its committees to act upon in 2021.

The results of the 2020 evaluation process support the board’s belief that the board and its committees are operating effectively.

RISK OVERSIGHT

Our management is responsible for risk management on a day-to-day basis, and our board and its committees oversee the risk management activities of management. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, cybersecurity, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The compensation committee assists the board in fulfilling its oversight responsibilities

8 | 2021 Proxy Statement

with respect to the management of risks arising from our compensation policies and programs and succession planning for our executive officers. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance.

COMMUNICATING WITH THE INDEPENDENT DIRECTORS

The board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The nominating and governance committee, with the assistance of the Company's Chief Legal Officer, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as its members consider appropriate. Our non-executive Chairman, Mr. Madden, serves as the presiding director at all executive sessions of our non-management directors.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.

Shareholders and interested parties who wish to send communications on any topic to the board of directors should address such communications to:

Board of Directors

Genpact Limited

c/o Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

CODE OF CONDUCT

Our board of directors has adopted a code of conduct applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the NYSE. The code is posted on our website at www.genpact.com under the heading “Investors—Corporate Governance.” We will also provide a copy of the code to shareholders upon request. We disclose any material amendments to our code of conduct, as well as any waivers for executive officers or directors, on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Genpact Limited is a participant, the amount involved exceeds $120,000, and one of our officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board's audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

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A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in the Company's best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by applicable SEC rules, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related persons position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bye-laws.

We did not have any related person transactions in 2020.

10 | 2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our common shares as of March 12, 2021 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding common shares;
•	each director nominee;
•	each executive officer named in the 2020 Summary Compensation Table; and
•	all of our director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or are exercisable within 60 days of March 12, 2021 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 187,149,112 common shares of Genpact Limited outstanding on March 12, 2021.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Shares
Known 5% Beneficial Owners
FMR, LLC(3)	26,672,247	14.25%
Wellington Management Group, LLP(4)	25,665,661	13.71%
The Vanguard Group(5)	16,516,951	8.83%
Brown Advisory Incorporated(6)	13,855,970	7.40%
Nalanda India Equity Fund Limited(7)	13,143,983	7.02%

Directors and Named Executive Officers
N.V. Tyagarajan(8)	3,223,882	1.72%
Edward J. Fitzpatrick(9)	322,409	*
Balkrishan Kalra(10)	292,390	*
Darren Saumur(11)	64,096	*
Kathryn Stein(12)	46,643	*
Ajay Agrawal(13)	11,212	*
Stacey Cartwright(14)	5,112	*
Laura Conigliaro(15)	49,230	*
Tamara Franklin	—	*
Carol Lindstrom(16)	18,079	*
James Madden(17)	20,604	*
CeCelia Morken(18)	27,774	*
Mark Nunnelly(19)	40,019	*
Brian Stevens(20)	5,112	*
Mark Verdi(21)	40,019	*
All Director Nominees and Executive Officers as a group (18 persons)	4,468,605	2.39%
∗	Number of shares represents less than 1% of outstanding common shares.
(1)	Unless noted otherwise, the business address of each beneficial owner is c/o Genpact Limited, Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2021. The business address of FMR, LLC is 245 Summer Street, Boston, MA 02210
(4)

Based solely on a Schedule 13G/A filed with the SEC on February 3, 2021.  The business address of Wellington Management Group, LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

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(5)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)

Based solely on a Schedule 13G/A filed with the SEC on February 8, 2021. This amount includes 13,659,469 common shares beneficially owned by Brown Advisory, LLC, 188,993 common shares beneficially owned by Brown Investment Advisory and Trust Company and 7,508 common shares beneficially owned by Brown Advisory Limited. The business address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, MD 21231.

(7)

Based solely on a Schedule 13G filed with the SEC on February 11, 2021. The business address of Nalanda India Equity Fund Limited is Lot 203A, 2nd Floor, Moka Business Center, Montagne Ory Road, Bon Air, Moka, Mauritius.

(8)

This amount includes options to purchase 2,850,178 shares that are exercisable within 60 days, 363,704 shares held directly by Mr. Tyagarajan, and 10,000 shares held in trust for the benefit of Mr. Tyagarajan's family members.

(9)	This amount includes options to purchase 250,000 shares that are exercisable within 60 days and 72,409 shares held directly by Mr. Fitzpatrick.
(10)	This amount includes options to purchase 207,280 shares that are exercisable within 60 days and 85,110 shares held directly by Mr. Kalra.
(11)	This amount includes options to purchase 35,000 shares that are exercisable within 60 days and 29,096 shares held directly by Mr. Saumur.
(12)	This amount includes options to purchase 25,000 shares that are exercisable within 60 days and 21,643 shares held directly by Ms. Stein.
(13)	This amount includes 6,100 shares held directly by Mr. Agrawal and 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(14)	This amount includes 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(15)	This amount includes 44,118 shares held directly by Ms. Conigliaro and 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(16)	This amount includes 12,967 shares held directly by Ms. Lindstrom and 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(17)	This amount includes 11,987 shares held directly by Mr. Madden and 8,617 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(18)	This amount includes 22,662 shares held directly by Ms. Morken and 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(19)	This amount includes 34,907 shares held directly by Mr. Nunnelly and 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(20)	This amount includes 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.
(21)	This amount includes 34,907 shares held directly by Mr. Verdi and 5,112 vested restricted share units, the shares underlying which will be issued on December 31, 2021.

12 | 2021 Proxy Statement

Director Nominees

Our board of directors currently consists of eleven members, including Tamara Franklin, who was appointed to serve on our board effective March 29, 2021. The nominating and governance committee of the board of directors has recommended to the board of directors, and the board of directors has nominated, the eleven persons whose biographies appear below for election as directors with terms expiring at the 2022 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the eleven nominees, each to serve for a one-year term until their successors are elected or the incumbent resigns. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, there will be a vacancy created on the board of directors, which the board of directors may fill on the recommendation of the nominating and governance committee.

Set forth below is certain biographical information as of the date of this proxy statement about each nominee for election to our board of directors, including information each nominee has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she has served as a director in the past five years. The information presented reflects the specific experience, qualifications, attributes and skills that led the board to conclude that each of these individuals is well-suited to serve on our board. Information about the number of common shares beneficially owned by each current director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

DIRECTOR PROFILES

N.V. “Tiger” Tyagarajan	James Madden, Chair
Director Since: 2011 Age: 59	Director Since: 2005 Age: 59 INDEPENDENT Committees: Nominating and Governance, Compensation

PROFESSIONAL EXPERIENCE

•       President and Chief Executive Officer, Genpact (2011 to present)

•       Chief Operating Officer, Genpact (2009-2011)

•       Executive Vice President, Sales, Marketing, and Business Development, Genpact (2005-2009)

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive knowledge of our industry and business and service as our Chief Executive Officer.

PROFESSIONAL EXPERIENCE

•       Co-founder and Co-CEO, Carrick Capital Partners (2012 to present)

•       Founder, Managing Partner, Madden Capital Partners (2005-2012)

•       Partner, Accretive LLC (2007-2011)

•       Special Advisor, General Atlantic LLC (2005-2007)

•       Chairman and CEO, Exult, Inc. (1998-2005)

PAST PUBLIC COMPANY BOARDS

•       ServiceSource International, Inc.

•       Accolade, Inc.

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive knowledge of our industry and experience serving on the boards of other public companies.

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Ajay Agrawal	Stacey Cartwright
Director Since: 2019 Age: 51 INDEPENDENT Committees: Nominating and Governance	Director Since: 2019 Age: 57 INDEPENDENT Committees: Audit

PROFESSIONAL EXPERIENCE

•       Professor of Strategic Management, Rotman School of Management, University of Toronto (2003 to present)

•       Founder and Academic Director, Creative Destruction Lab, Rotman School of Management (2012 to present)

•       Founder, Brainmaven Corp. (October 2018 to present)

•       Assistant Professor, Queens University (prior to 2003)

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive knowledge of and expertise in new technologies, including artificial intelligence, relevant to our strategic business plan.

PROFESSIONAL EXPERIENCE

•       Chief Executive Officer, Harvey Nichols Group Ltd (2014-2018)

•       EVP and Chief Financial Officer, Burberry Group plc (2004-2013)

•       Chief Financial Officer, Egg plc (1999-2003)

•       Granada plc (various positions) (1988-1999)

•       Pricewaterhouse UK (various positions) (1985-1988)

CURRENT PUBLIC COMPANY BOARDS

•       Savills plc

•       Aercap Holdings N.V.

PAST PUBLIC COMPANY BOARDS

•       GSK plc

QUALIFICATIONS FOR BOARD SERVICE

•       Experience leading and transforming, and serving as a director on the boards of, other public companies.

Laura Conigliaro	Tamara Franklin
Director Since: 2013 Age: 75 INDEPENDENT Committees: Audit, Nominating and Governance	Director Since: 2021* Age: 54 INDEPENDENT

PROFESSIONAL EXPERIENCE

•       Partner, Co-director, America's Equity Research Unit; Technology equity research business unit leader; Analyst, hardware systems sector, Goldman Sachs (1996-2011)

•       Analyst, Prudential Securities (1979-1996)

PAST PUBLIC COMPANY BOARDS

● Infoblox Inc.

● Arista Networks

● Dell Inc.

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive knowledge of the financial services and technology industries and service on other public company boards.

PROFESSIONAL EXPERIENCE

•       Chief Digital, Data & Analytics Officer, Marsh LLC (2020 to present)

•       Chief Digital Officer/Vice President, Media & Entertainment, North America, IBM (2017-2020)

•       Executive Vice President, Digital, Scripps Networks Interactive (2009-2016)

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive experience at large companies driving digital transformation initiatives across technology, data and analytics.

*  Ms. Franklin has been appointed to the Board effective March 29, 2021.

14 | 2021 Proxy Statement

Carol Lindstrom	CeCelia Morken
Director Since: 2016 Age: 67 INDEPENDENT Committees: Compensation, Nominating and Governance (Chair)	Director Since: 2016 Age: 63 INDEPENDENT Committees: Audit, Compensation

PROFESSIONAL EXPERIENCE

•       Vice Chairman, Deloitte LLP; President, Deloitte Foundation; Director, Deloitte & Touche LLP Board (1995-2016)

•       Partner, Andersen Consulting

CURRENT PUBLIC COMPANY BOARDS

•       Exponent, Inc.

PAST PUBLIC COMPANY BOARDS

•       Energous Corporation

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive experience in the fields of technology and consulting and service on other public company boards.

PROFESSIONAL EXPERIENCE

•       Chief Executive Officer, Headspace Inc. (January 2021 to present)

•       President and Chief Operating Officer (April 2020 to December 2020)

•       Executive Vice President and General Manager, Strategic Partner Group, Intuit Inc. (2013 to 2020)

•       General Manager, Intuit Financial Services Division, Intuit Inc. (2002-2013)

•       Senior Vice President, WebTone Technologies (1999-2002)

•       Senior Vice President, retail lending, Fortis Investments (1998-1999)

•       Senior Vice President; various positions, John H. Hartland Co. (1983-1998)

QUALIFICATIONS FOR BOARD SERVICE

•       Experience in finance and accounting, sales and marketing, new digital technologies and employee health, welfare and engagement.

Mark Nunnelly	Brian Stevens
Director Since: 2012 Age: 62 INDEPENDENT Committees: Compensation (Chair)	Director Since: 2020 Age: 57 INDEPENDENT Committees: Audit

PROFESSIONAL EXPERIENCE

•       Chairman, AVALT Holdings (2018 to present)

•       Secretary, Executive Office of Technology Services and Security, Commonwealth of Massachusetts (2017 to 2018)

•       Commissioner of Revenue, Commonwealth of Massachusetts (2015-2017)

•       Managing Director, Bain Capital (1989-2014)

PAST PUBLIC COMPANY BOARDS

•       Bloomin' Brands, Inc.

•       Dunkin' Brands Group, Inc.

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive knowledge of the financial services industry and experience in finance and serving on the boards of other public companies.

PROFESSIONAL EXPERIENCE

•       Executive Chairman, Neural Magic (2019 to present)

•       Vice President and Chief Technology Officer, Google Cloud (2014-2019)

•       Chief Technology Officer and Executive Vice President of Worldwide Engineering, Red Hat, Inc. (2001-2014)

CURRENT PUBLIC COMPANY BOARDS

•       Nutanix, Inc.

QUALIFICATIONS FOR BOARD SERVICE

•       Experience as a chief technology officer and expertise in software engineering, cloud, open source, virtualization and machine learning.

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Mark Verdi
Director Since: 2012 Age: 54 INDEPENDENT Committees: Audit (Chair)

PROFESSIONAL EXPERIENCE

•       Partner, AVALT Holdings (2015 to present)

•       President, C&S Wholesale Grocers, Inc. (2014-2015)

•       Managing Director, Bain Capital (2004-2014)

•       Head of financial services business transformation outsourcing group, IBM Global Services (prior to 2004)

PAST PUBLIC COMPANY BOARDS

•       Burlington Stores, Inc.

•       Trinseo S.A.

QUALIFICATIONS FOR BOARD SERVICE

•       Extensive experience in our industry and in finance and accounting, and experience serving on the boards of other public companies.

There are no family relationships among any of the directors and executive officers of Genpact. No arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

PROPOSAL 1 – ELECTION OF DIRECTORS

BOARD RECOMMENDATION: The board of directors believes that approval of the election of all nominees listed above is in the Company's best interests and the best interests of our shareholders and therefore recommends a vote FOR all of these nominees.

16 | 2021 Proxy Statement

Director Compensation

The compensation committee, which is comprised solely of independent directors, reviews and approves the compensation arrangements for our directors.

In connection with its 2019 review of director compensation, the compensation committee considered the results of an independent analysis on director compensation prepared by FW Cook, an independent, external compensation consulting firm. As part of this analysis, FW Cook reviewed non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of CEO compensation in 2018.  After considering the information contained in the FW Cook report, the compensation committee recommended and the board approved the following changes to our director compensation program effective January 1, 2020 to align director compensation levels within the market median range:

•	Increased the base annual cash retainer for non-employee directors from $62,500 to $70,000;
•	Increased the committee chair retainers for the compensation and nominating and governance committees by $5,000 annually;
•	Eliminated the sign-on restricted share unit (“RSU”) grant with a value of $180,000, a one-time award previously granted to new non-employee directors upon joining the board; and
•	Increased the value of the annual RSU grant to non-employee directors from $120,000 to $175,000.

All other features of our director compensation program were left unchanged.  The components of our 2020 non-employee director compensation are set forth below.

ELEMENTS OF 2020 DIRECTOR COMPENSATION

Under our director compensation program, our non-employee directors received an annual retainer with a total value of $245,000, divided between cash and equity — in the form of an RSU grant — as depicted below.

(1)

Under our director compensation program, on the date of the annual general meeting of shareholders, our non-employee directors received a grant of RSUs with a value of $175,000 based on the closing price of the Company's common shares on the date of grant. Such RSUs vest on the last day of the calendar year of grant and the underlying vested shares are issued at the end of the subsequent year.

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In addition to an annual cash retainer and RSU grant, our non-employee directors receive the additional compensation below, as applicable.  All cash retainers are paid in quarterly installments based on each director's service on the board or a committee during such quarter.

Chairman Retainer (annual)(1)	$65,000
Chairman RSU Grant (annual)(1)(2)	$120,000 in value of RSUs
Committee Chair Retainer (annual)	$42,500 for the Audit Committee Chair $27,500 for the Compensation Committee Chair $27,500 for the Nominating and Governance Committee Chair
Committee Membership Retainer (annual)	$22,500 for the Audit Committee $17,500 for the Compensation Committee $17,500 for the Nominating and Governance Committee
(1)

In connection with the transition from Mr. Robert Scott to Mr. Madden as the Chairman of our board of directors in May 2020, the compensation committee reduced the annual Chairman cash retainer from $100,000 to $65,000 and the annual Chairman RSU grant from $150,000 to $120,000.

(2)

For his service as Chairman of the board of directors, in addition to the annual grant of RSUs to all non-employee directors, Mr. Madden received, on the date of the 2020 annual general meeting of shareholders, a grant of RSUs with a value of $120,000 based on the closing price of the Company's common shares on the date of grant. Such RSUs vest on the last day of the calendar year of grant and the underlying vested shares are issued at the end of the subsequent year.

Governance Features

Our non-employee director compensation program is subject to the following governance features:

•	Limit on Director Compensation. The total annual limit on aggregate maximum compensation per non-employee director is $750,000.
•	Trading Windows. Our directors can only transact in our securities during approved trading windows after satisfying mandatory trade pre-clearance requirements.
•	Hedging/Pledging Prohibition. Our insider trading policy prohibits our directors from hedging or pledging our securities.
•	Share Ownership Requirement. Our non-employee directors are required to own a number of our common shares with a minimum value of three times their annual cash retainers.
•

Other Compensation. Our non-employee directors do not receive any non-equity incentive plan compensation, participate in any pension plans or receive non-qualified deferred compensation. We provide our directors with directors and officers liability insurance as part of our corporate insurance policies. We also reimburse our directors for reasonable travel and related expenses incurred in connection with their participation in board and committee meetings and other Company activities such as site visits or Company-sponsored events in which they participate as directors.

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The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2020.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
A. AGRAWAL	$87,500	$174,984	—	$262,484
S. CARTWRIGHT	$92,500	$174,984	—	$267,484
L. CONIGLIARO	$103,269	$174,984	—	$278,253
C. LINDSTROM	$104,423	$174,984	—	$279,407
J. MADDEN	$148,846	$294,960	—	$443,806
C. MORKEN	$103,269	$174,984	—	$278,253
M. NUNNELLY	$97,500	$174,984	—	$272,484
R. SCOTT	$87,500	$—	$27,692(2)	$115,192
B. STEVENS	$54,327	$174,984	—	$229,311
M. VERDI	$112,500	$174,984	—	$287,484
(1)

The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation-Stock Compensation, pursuant to our 2017 Omnibus Incentive Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 18, "Stock-based compensation," to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown exclude the effect of estimated forfeitures.

(2)

While he still served on the board, Mr. Scott received $72,000 annually, paid quarterly, for secretarial and office support services.  The amount shown reflects the prorated amount of this additional payment for the number of weeks that Mr. Scott served on the board in 2020.

The following table sets forth, with respect to each non-employee director, (i) the grant date of the RSU award granted during the 2020 fiscal year, (ii) the aggregate number of the Company's common shares subject to each such award, and (iii) the grant-date fair value of each such award, calculated in accordance with ASC Topic 718.

Director	Grant Date of RSUs	Number of Common Shares Subject to RSUs Granted(1)	Grant Date Fair Value
A. AGRAWAL	May 20, 2020	5,112	$174,984
S. CARTWRIGHT	May 20, 2020	5,112	$174,984
L. CONIGLIARO	May 20, 2020	5,112	$174,984
C. LINDSTROM	May 20, 2020	5,112	$174,984
J. MADDEN	May 20, 2020	8,617	$294,960
C. MORKEN	May 20, 2020	5,112	$174,984
M. NUNNELLY	May 20, 2020	5,112	$174,984
B. STEVENS	May 20, 2020	5,112	$174,984
M. VERDI	May 20, 2020	5,112	$174,984
(1)	Except as otherwise indicated, the RSUs shown in this table vested in full on December 31, 2020, and shares underlying such RSUs are issuable on December 31, 2021.

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The table below sets forth the aggregate number of common shares subject to unvested RSU awards held by each of our non-employee directors as of December 31, 2020.  There were no common shares subject to outstanding options held by our non-employee directors as of December 31, 2020.

Director	Number of Common Shares Subject to all Unvested Stock Awards/Units
A. AGRAWAL	5,548
S. CARTWRIGHT	4,455
L. CONIGLIARO	—
C. LINDSTROM	—
J. MADDEN	—
C. MORKEN	—
M. NUNNELLY	—
B. STEVENS	—
M. VERDI	—

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Executive Officer Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of the board of directors oversees our executive officer compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer (referred to as our CEO), our Chief Financial Officer (referred to as our CFO) and our three next most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers.

Our named executive officers (also referred to as "NEOs") for 2020 are:

N.V. "Tiger" Tyagarajan	President, Chief Executive Officer and Director
Edward J. Fitzpatrick	Senior Vice President, Chief Financial Officer
Balkrishan Kalra	Senior Vice President, Banking, Capital Markets, Consumer Goods, Retail, Life Sciences and Healthcare
Darren Saumur	Senior Vice President, Global Operating Officer
Kathryn Stein	Senior Vice President, Chief Strategy Officer and Business Leader, Enterprise Services

2020 Key Financial Highlights

In 2020, we faced a number of logistical and macroeconomic challenges related to the COVID-19 pandemic, including the need to quickly transition tens of thousands of employees across the globe to a virtual, work-from-home operating environment and extended economic uncertainty that resulted in delayed client decision-making as well as delays or cancellations of new projects or orders.  All of these factors had an adverse impact on our bookings, revenues and operating income for the year. However, against this backdrop, our agility and culture of embracing change allowed us to rapidly adapt to meet client needs and pivot to new ways of working.  We also focused on employee engagement and well-being during 2020, promoting employee training and re-skilling through our learning platform called Genome and providing internal opportunities through TalentMatch, our employee redeployment platform launched in 2020.

Our financial results for the year, although lower than initially expected, reflect strong performance, including a 5% increase in total net revenues compared to 2019, in spite of the many challenges presented by the COVID-19 pandemic.  We continued to follow a strategy focused on delivering differentiated, domain-led solutions in a focused set of geographies, industry verticals and service lines.  During the year we made acquisitions in two focus areas – experience-led transformation and data and analytics – and continued to invest in our existing digital capabilities and domain expertise, all in an effort to accelerate the business outcomes we can drive for our clients.

Our 2020 financial results include:

Total net revenues increased 5% 2020 revenues were $3.71 billion, up 5% from $3.52 billion in 2019.	Revenues from Global Clients increased 7% 2020 revenues from Global Clients (our clients other than the General Electric Company, or GE) were $3.3 billion, up 7% from 2019.
New bookings(1) performance New bookings in 2020 were approximately $3.1 billion, down 20% from $3.9 billion in 2019.

Diluted earnings per share increased 1%; adjusted diluted earnings per share(2) increased 3%

Diluted earnings per share were $1.57, up 1% from 2019, and adjusted diluted earnings per share were $2.12, up 3% from 2019.

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Income from operations increased 2%; adjusted income from operations(2) increased 5%

Income from operations in 2020 was $439 million, up 2% from 2019, and adjusted income from operations was $589 million, up 5% from 2019.

Income from operations margin was 11.8%; adjusted income from operations margin(2) was 15.9%

Income from operations margin in 2020 was 11.8%, down 3% from 2019, and adjusted income from operations was 15.9%, in line with 2019.

Cash generated from operations was $584 million Our cash generated from operations for the year ended December 31, 2020 was $584 million, up 36% from $428 million in 2019.

$211 million returned to shareholders

In 2020, we returned a total of $211 million to shareholders. $137 million was in the form of share repurchases under our $1.75 billion share repurchase program and $74 million was in the form of quarterly cash dividends.

(1)

New bookings is an operating or other statistical measure and represents the total contract value of new client contracts and certain changes to existing client contracts to the extent such contracts represent incremental future revenue. Regular renewals of contracts with no change in scope, which we consider business as usual, are not counted as new bookings.  For a more detailed description of new bookings, see "Item 7-Management's Discussion and Analysis of Financial Condition and Results of Operations—New Bookings" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

Adjusted income from operations/margin and adjusted diluted earnings per share are non-GAAP financial measures used by our management for reporting, budgeting and decision-making purposes. Adjusted income from operations/margin exclude certain recurring costs, namely stock-based compensation and amortization of acquired intangibles and, since April 2016, impairment of acquired intangibles.  See Exhibit 1 to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Due to the impacts of the COVID-19 pandemic on the global business and economic environment, our financial results for 2020 resulted in below-target performance against several of the financial metrics in our 2020 performance-based compensation plans and significantly lower payouts to our executives in 2020 compared to 2019.  The compensation committee initially set the targets for our 2020 performance-based compensation plans in the first quarter of 2020 before the onset of the COVID-19 pandemic, at which time the potential impact of the pandemic was not in consideration. In June 2020, the compensation committee reevaluated our compensation plans for the year and in light of the impact to date and the further expected impact of the pandemic on our financial results for the year, the compensation committee amended our 2020 performance compensation plans to lower the threshold performance levels under each plan as well as the financial metrics in our named executive officers’ bonus scorecards.  Lowering the threshold goals enabled potential achievement of at least a minimum level of vesting under the plans and provided an incentive for our management to continue to drive maximum performance under the circumstances.  The target and outstanding performance levels for the financial metrics under each plan were not adjusted.  Additionally, certain qualitative goals in our named executive officers’ bonus scorecards were added or revised to account for specific challenges presented by the COVID-19 pandemic as discussed below under “Compensation Components—Annual Cash Bonus—Bonus Scorecards.”  Additionally, in recognition of the need to focus our management team on employee engagement and well-being given extended lockdowns and stay-at-home orders, in June 2020 the compensation committee approved the establishment of an additional bonus pool linked to an internal employee engagement metric, which had a maximum value of approximately 10% of the target bonus pool under our annual cash bonus plan.  See “Compensation Components—Annual Cash Bonus—Bonus Pool” below for further information regarding this additional bonus pool.

If the threshold levels for the financial metrics under our 2020 performance-based compensation plans had not been adjusted mid-year, there would have been no payout under our annual cash bonus plan and a less than 17% vesting percentage under our long-term performance share awards for 2020.  Based on our actual results for 2020 and after taking into account the revised threshold levels, our 2020 performance-based compensation plans were funded below target (88%) for our annual cash bonus plan and significantly below target (68%) for our performance share awards.

We believe that our pay-for-performance program, which incentivizes higher-than-target growth in revenues, operating income, transformation services revenues and net bookings while requiring a threshold level of operating income margin, combined with the strength and resilience of our business model as well as a continued focus on our strategy based on a set of industry verticals and service lines, contributed to our operational and financial achievements in 2020.

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Compensation Objectives

The primary objectives of our compensation program for our executives, including our named executive officers, are to attract, motivate and retain highly talented individuals who are committed to our core values of courage, curiosity, incisiveness and integrity. Our compensation program is designed to incentivize and reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins and deepening client relationships. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value.

Our compensation committee is responsible for overseeing the goals and objectives of our executive compensation plans and programs. The compensation committee bases our executive compensation programs on the same objectives that guide us in administering the compensation programs for all of our employees globally:

•	Compensation is based on the individual’s level of job responsibility.
•	Compensation reflects the value of the job in the marketplace.
•	Compensation programs are designed to incentivize and reward performance, both individual and Company.

Our compensation committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our base salaries provide competitive fixed compensation. Under our annual cash bonus program, the target bonuses for our named executive officers range from 100% to 160% of their base salaries, and bonuses are payable based on attainment of multiple financial and non-financial short-term performance goals. We believe this structure, which is based on a number of different performance measures together with a meaningful cap on the potential payout, deters executives from focusing exclusively on the specific financial metrics that might encourage excessive short-term risk taking.

Our named executive officers are also granted performance share awards tied to the attainment of a number of performance goals over the fiscal year and continued service over a three-year period.  We believe that the three-year service vesting requirement under these awards encourages the recipients to focus on sustaining the Company's long-term performance. Our named executive officers also periodically receive option grants, which vest over a five-year period. The value of our options is tied to sustained long-term appreciation of our share price, which we believe mitigates excessive short-term risk taking.

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Executive Compensation Practices

We strive to maintain sound governance standards and compensation practices by continually monitoring the evolution of "best practices." As in prior years, we incorporated many best practices into our 2020 compensation programs, including the following:

WHAT WE DO
✓ Align our executive pay with performance	✓ Include a "clawback" provision in our performance share awards
✓ Make payouts under our bonus plan only if threshold Company performance is met	✓ Set challenging performance objectives for our performance share awards and annual bonus
✓ Maintain a meaningful equity ownership policy for the CEO (6x base salary) and other NEOs (1x base salary)	✓ Regularly review the relationship between CEO compensation and Company performance
✓ Include caps on individual payouts in short- and long-term incentive plans	✓ Maintain an independent compensation committee
✓ Hold an annual "say-on-pay" advisory vote	✓ Prohibit hedging and pledging of Company common shares
✓ Retain an independent compensation consultant	✓ Place a substantial majority of executive pay at risk
✓ Regularly evaluate our share utilization and the dilutive impact of equity awards	✓ Mitigate the potentially dilutive effect of equity awards through our share repurchase program

WHAT WE DON'T DO
⨯ Offer contracts with multi-year guaranteed salary or bonus increases	⨯ Provide guaranteed retirement benefits or contribute to non-qualified deferred compensation plans
⨯ Provide tax gross-ups (except with respect to the reimbursement of relocation expenses)	⨯ Provide excessive perquisites
⨯ Grant equity awards with "single-trigger" change of control provisions	⨯ Pay dividends or dividend equivalents on unvested equity awards
⨯ Reprice or exchange underwater options without shareholder approval	⨯ Maintain special retirement plans exclusively for executive officers
⨯ Time the release of material non-public information to affect the value of executive compensation	⨯ Allow short sales or purchases of equity derivatives of our common shares by officers or directors

Pay for Performance Philosophy

The core objective of our executive officer compensation program is to align pay and performance. We believe that as an employee's level of responsibility increases, so should the proportion of total compensation opportunity that is structured in the form of long-term incentive opportunities.  The compensation of our named executive officers for 2020 reflects both our 2020 performance and our commitment to providing executive compensation opportunities that are linked to Company performance, including progress on long-term strategic goals, and shareholder value creation, as well as the extraordinary impact of the COVID-19 pandemic.

The material components of our compensation are (i) a fixed base salary and (ii) variable, performance-based compensation comprised of (A) short-term incentive compensation under our performance-based annual cash bonus program and (B) long-term incentive compensation in the form of equity awards, which are generally granted as performance share awards on an annual basis along with periodic option awards.  Our incentive plans are predominantly based on diverse strategic financial metrics that are aligned with our strategy to drive revenue and profitability goals and focus on long-term

24 | 2021 Proxy Statement

strategic priorities.  Payouts to our executives vary significantly year to year based on performance against challenging targets.

The charts below reflect the target pay mix between fixed and variable compensation components based on target compensation for our NEOs during fiscal year 2020, which reflects our pay-for-performance philosophy. In 2020, approximately 92% of our CEO's total 2020 target annualized compensation of $8,950,000 was performance-based and approximately 77% (on average) of the total 2020 target compensation of our other named executive officers was performance-based. In the charts below, performance-based compensation includes short-term incentives in the form of our annual cash bonus plan and long-term incentives in the form of both performance share and option awards.  For our CEO, target compensation includes the annualized grant-date value of the option award granted to him in 2018.

Shareholder Engagement

We welcome and value the views and insights of our shareholders. We have ongoing communications with our shareholders in the normal course of business and take all shareholder feedback seriously. Leading up to and following our 2020 annual meeting, we conducted extensive shareholder outreach to better understand our shareholders' perspectives on our compensation practices and to solicit their feedback. In the second quarter of 2020, we contacted shareholders owning approximately 70% of our outstanding shares, including 14 of our top 15 shareholders, and we had discussions with shareholders representing approximately 10% of our total shares then outstanding. In the fourth quarter of 2020, we again contacted shareholders owning approximately 70% of our outstanding shares, including 13 of our top 15 shareholders, and we had discussions with shareholders representing approximately 8% of our total shares then outstanding. The remaining shareholders from whom we solicited feedback in 2020 either declined to meet or did not respond to our inquiries.

The meetings with these shareholders were typically attended by our Chief Financial Officer, our Chief Legal Officer and our Head of Investor Relations. This effort supplemented the ongoing communications and meetings we hold with our investors throughout the year and focused on the Company's compensation practices and philosophy and the alignment of our compensation program with our strategic direction and our environmental, social and governance (“ESG”) practices and philosophy.

2020 Shareholder Feedback and Responsiveness

Based on the feedback we received from our shareholders, in 2020 our compensation committee evaluated several potential changes to our compensation practices.  The table below highlights the

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compensation practices that were evaluated and the compensation committee's responses to the shareholder feedback, including actions that were taken as a result, where applicable.

COMPENSATION PRACTICES	OUR RESPONSE/ACTIONS WE TOOK
Proxy statement disclosure – lack of disclosure of performance goals

In 2019, certain of our shareholders expressed a desire for the Company to disclose the performance goals used in our annual bonus plan.  We responded to that feedback by including new disclosure in our proxy statement for our 2020 annual meeting of shareholders about our annual bonus plan, namely the bonus scorecard components for each NEO and the percentage split between financial and non-financial metrics for each NEO’s bonus scorecard.  See the section below titled “Annual Cash Bonus—Bonus Scorecards” for this disclosure for 2020. We do not disclose certain other performance goals in the annual bonus and long-term incentive plans because we believe that this information is competitively sensitive.  Certain of our shareholders expressed satisfaction with this new disclosure, while others requested that we continue to evaluate whether more information could be disclosed without revealing competitively sensitive information.  Our compensation committee carefully considered this feedback and determined that the current level of disclosure is appropriate considering the need not to disclose competitively sensitive information.

Inclusion of ESG metrics in performance compensation program

Several of our shareholders suggested that we consider including ESG metrics in our performance-based compensation.  In 2020, we incorporated an employee engagement metric into our bonus plan by establishing an additional bonus pool for our management team which was funded based on a minimum level of overall positive employee feedback as measured by our AI-enabled employee engagement tool, “Amber.”  See the section below titled “Annual Cash Bonus” for more detail.

One-year performance period for performance share awards

The compensation committee believes there are a number of benefits to a one-year performance period combined with a three-year service period, and that these benefits significantly outweigh any disadvantages.  In particular, the compensation committee’s ability to reset performance objectives and tailor goals year over year in response to near-term changes in Company strategy or performance, including where the goals are achieved early in the performance period, makes a one-year performance period more powerful as a tool for incentivizing consistent, exceptional performance.

Our Process

Our compensation committee is responsible for reviewing the performance and potential of each of our senior executives, including our named executive officers, approving the compensation level of each of our senior executives, establishing criteria for granting equity awards to our senior executives and other employees, and approving such grants.

The compensation committee typically reviews each component of compensation every 12 months with the goal of allocating compensation between cash and non-cash compensation and between short- and long-term compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation program.

The compensation committee has not adopted a policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor has the compensation committee adopted a pre-established ratio between the CEO's compensation and that of the other named executive officers. Rather, the compensation committee, which includes experienced directors who have served as members of the boards and compensation committees of other public companies, works closely with our CEO, discussing with him the Company's overall performance, the CEO's own performance and his evaluation of and compensation recommendations for the other named executive officers. See the section titled "2020 Target Pay Mix and Pay Positioning" below for further details.

The compensation committee then utilizes its judgment and experience in making all compensation determinations. The compensation committee's determination of compensation levels is based upon what

26 | 2021 Proxy Statement

the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our CEO, shareholder feedback, publicly available information on compensation practices in our industry, and information and advice provided by independent compensation consultants.

Base salaries and target annual bonuses were reviewed in early 2020 and adjustments were approved by the compensation committee for certain of our named executive officers. Target bonus increases approved early in 2020 were made effective January 1, 2020.  However, as a result of the onset of the COVID-19 pandemic, we decided to postpone the implementation of base salary increases Company-wide until we had a clearer picture of the likely impact of the pandemic on our business and 2020 financial results. Therefore, 2020 base salary increases for certain of our named executive officers that were approved in early 2020 were not made effective until September 1, 2020, eight months after their initially approved effective date.  Regular base salary increases for our eligible employees generally were deferred for six months as a result of the pandemic.  There were no changes to our CEO's base salary and target bonus in 2020.

The performance goals for our 2020 annual bonus plan and the 2020 performance share awards were also approved by the compensation committee in early 2020 based on expected financial performance for the full year 2020 and reflected the Company's strategic and operational short- and long-term priorities.  The compensation committee determined at that time that the targets under our 2020 incentive compensation plans were challenging to achieve but attainable without taking excessive risk, and the targets were consistent with the financial outlook we disclosed at the beginning of 2020.  As discussed under “2020 Key Financial Highlights” above, in June 2020, in light of the adverse impact to date and the expected further adverse impact of the COVID-19 pandemic on our 2020 revenues, bookings and operating income, the compensation committee approved amendments to both the 2020 annual bonus plan and 2020 performance share awards to reduce the threshold performance levels for each financial metric and qualifying targets under each plan.  The thresholds and certain goals in our named executive officers’ bonus scorecards were also revised in June 2020 given the unprecedented challenges faced by the Company and the need to focus our executives on the right goals, including employee well-being, to ensure our successful navigation through the COVID-19 pandemic, as discussed under “Compensation Components—Annual Cash Bonus—Target Bonuses” below.

Role of CEO in Compensation Decisions

After the end of the 2020 fiscal year, the compensation committee and the CEO discussed our business performance, his performance and his evaluation of the level of achievement of the individual objectives set forth in the bonus scorecards of the other named executive officers and certain other members of senior management. The CEO also provided recommendations on adjustments to the base salaries and target bonuses of the other named executive officers as well as grants of long-term incentive awards. The compensation committee took into consideration the CEO's recommendations but made the final decisions on compensation as it deemed appropriate. The compensation committee, without the CEO present, determined the CEO's 2020 compensation.

Role of Consultants and Advisors in Compensation Decisions

The compensation committee has the authority to retain and terminate an independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. Management has periodically engaged an independent compensation consultant that meets with the compensation committee and advises the compensation committee with respect to compensation trends and best practices, plan design, and the competitiveness of CEO compensation awards.

With respect to the CEO, the compensation committee generally reviews a market study of CEO compensation at least every three years.  The last study was conducted in early 2018 using 2017 proxy data by FW Cook, an independent, external compensation consulting firm, in connection with its evaluation and recommendations concerning our CEO's 2018 compensation (the “2018 Report”), and the compensation committee has reviewed a market study of CEO compensation in 2021 to be used for 2021

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compensation. With respect to the CEO compensation for 2020, the compensation committee used benchmarking information from the 2018 Report, adjusted by management to account for the passage of time since the date the report was prepared.  The peer group used by FW Cook in the 2018 Report was based on the peer group used by Institutional Shareholder Services, or ISS, in its 2017 proxy analysis and benchmark policy voting recommendation report. As of December 31, 2017, our revenues ranked near the median and our market capitalization ranked between the 25th percentile and median of the peer group companies used in the ISS report. In addition, as of December 31, 2017, our one-year TSR was near the 75th percentile and our three-year TSR was between the median and 75th percentile of that peer group.

Peer Group Companies for the CEO
Akamai Technologies, Inc.	DST Systems, Inc.	MoneyGram International, Inc.
Autodesk, Inc.	Euronet Worldwide, Inc.	Paychex, Inc.
Blackhawk Network Holdings, Inc.	Fiserv, Inc.	Sykes Enterprises, Incorporated
Broadridge Financial Solutions, Inc.	FleetCor Technologies, Inc.	The Western Union Company
Cimpress N.V.	Gartner, Inc.	Total System Services, Inc.
Citrix Systems, Inc.	Global Payments Inc.	Worldpay, Inc.
Convergys Corporation	Jack Henry & Associates, Inc.
CoreLogic, Inc.	MAXIMUS, Inc.

With respect to our named executive officers other than our CEO, for 2020 compensation the compensation committee reviewed, for reference, materials prepared by Aon Hewitt for management in late 2019 showing peer group compensation levels and practices for the peer group set forth below.

We do not believe many companies compete directly with us across our select industry verticals and service offerings.  In developing a peer group for our named executive officers other than the CEO, Aon Hewitt included companies with whom we compete for business and/or talent and companies in the broader technology industry and for which sufficient disclosure was available in publicly available proxy statements at the time of the review. In cases where the peer company data on comparable management positions was inadequate or insufficient, Aon Hewitt also provided target compensation data from its published surveys for positions comparable to those of our executive officers (in terms of scope of responsibility).

In late 2019, the compensation committee used the market data included in those materials to establish each element of the 2020 compensation for our named executive officers other than the CEO. In comparing our named executive officer compensation with that of the peer and survey group used by Aon Hewitt, the compensation committee accounted for differences in revenue size and market capitalization between us and the companies in those groups by comparing the compensation of our named executive officers with the compensation paid by the peer and survey group companies to individuals with a similar scope of responsibility but not necessarily the same title. In addition, the compensation committee reviewed data presented by management for additional peers as appropriate by position.  While the compensation committee relies on the peer and survey group analysis to provide market data and relevant trend information, it does not consider the analysis as a substitute for its collective business judgment.

Peer Group Companies for Named Executive Officers other than the CEO*
Accenture plc	Citrix Systems, Inc.	HCL Technologies Ltd.
Akamai Technologies, Inc.	Cognizant Technology Solutions Corporation	International Business Machines Corporation
Automatic Data Processing, Inc.	ExlService Holdings, Inc.	Tata Consultancy Services Limited
Autodesk, Inc	Fidelity National Information Services, Inc.
Capgemini S.A.	Gartner, Inc.
∗

Different subsets of the peer group were used for different named executive officers depending on the officer’s position and geographic location. Differences in revenue size and market capitalization between us and companies in the peer group were accounted for by comparing roles with a similar scope of responsibility.

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2020 Target Pay Mix and Pay Positioning

The compensation committee annually reviews the total direct compensation and pay mix for the CEO and each other executive officer.  In determining total compensation opportunities and the pay mix for our executives, the compensation committee considers many factors, including (i) our pay for performance compensation philosophy; (ii) competitive market data to provide a frame of reference for how our peer group companies set compensation opportunities; (iii) the nature and scope of the executive's role at the Company; (iv) the individual's performance, contributions to the Company and impact to shareholder value; and (v) the retention value of the compensation.

While we do not have any pre-established allocation of the target pay mix, the compensation committee's overall intent is to emphasize the variable, performance-based components of pay and, accordingly, we allocate a significant percentage of targeted total compensation in the form of long-term incentives and our annual performance-based bonus plan, both of which fluctuate with Company performance.  Our long-term incentives are in the form of performance share awards and options, which the compensation committee believes also incentivize long-term Company performance since the value of the options is directly tied to the value of the underlying shares.

CEO Compensation Mix

Our CEO's compensation is aligned with our performance and our shareholders' interests. As indicated in the chart on page 25, 92% of our CEO's target annualized total direct compensation for 2020 was based on achievement of annual financial goals and share price performance and thus strongly linked to Company results. Only 8% of our CEO's 2020 target compensation was in the form of fixed pay.  Against a backdrop of consistent performance over his tenure, and based on the peer benchmarking information included in the 2018 FW Cook report on CEO compensation (as adjusted to account for the passage of time since the report was prepared), the compensation committee made the following decisions regarding the CEO's target annualized compensation for 2020:

•	The committee reviewed but made no changes to his base salary of $750,000, unchanged since 2018.
•	His annual target bonus opportunity remained at $1,200,000, unchanged since 2014.
•

He was granted a performance share award covering shares having a value of $3.5 million (compared to $4 million in 2019). Together with the annualized target value of the option granted to him in 2018, the annualized target value of his long-term incentive awards for 2020 was $7 million (compared to $7.5 million in 2019).

Accordingly, our CEO's total target annualized direct compensation for 2020 was set at $8,950,000, a decrease of approximately 5% compared to $9,450,000 for 2019.

The compensation committee designed this pay mix to reflect a stronger performance orientation (with 92% performance-based) compared to the total direct compensation for CEOs in the 2018 peer group.  The make-up of our CEO's long-term incentives also does not include any time-based restricted share units.  We believe the structure of his long-term incentive compensation focuses our CEO on managing the business for the long term and reinforces the link between his earning opportunity and the long-term growth of the Company and total shareholder return.

Other NEO Compensation Mix

For our other named executive officers, we continued to follow the philosophy of maintaining a compensation structure with a significant portion of total compensation at risk based on Company and share price performance.  As indicated on the chart on page 25, approximately 77% of the 2020 total target direct compensation for our other named executive officers was performance-based.

In 2020, we targeted our named executive officers' base salaries between the 25th percentile and median and target annual cash compensation (base plus target bonus) between the median and 75th percentile compared to the peer and survey groups used by the compensation committee in setting 2020 compensation, although the annual cash compensation targets were higher for certain named executive

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officers based on their role and position.  The compensation committee believes that, similar to our CEO, the total target direct compensation for our other NEOs is appropriate because the total pay package (with 77% at risk on average) has a stronger performance orientation compared to the total direct compensation for comparable positions in the peer and survey groups.  For instance, 50% of the total target cash compensation of our other NEOs is comprised of target bonus, which is at risk and subject to the achievement of challenging performance conditions that are reset each year.  Similarly, the make-up of our other named executive officers' 2020 long-term incentives, which does not include any time-based restricted share units, is also more heavily weighted to performance compared to the peer and survey groups.

Say-on-pay Vote

Each year, our compensation committee considers the outcome of our annual shareholder advisory vote on executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. At our 2020 annual meeting of shareholders, approximately 84% of the votes cast were in favor of the compensation of our named executive officers, a significant increase from the level of support we received on the 2019 vote when approximately 70% of the votes cast were in favor of this proposal.

Following the results of our 2020 say-on-pay vote and based on feedback received from our shareholders, the compensation committee considered several potential changes to our compensation practices and elected to make certain changes to our practices and proxy disclosure.  For more information about shareholder feedback and responsiveness in 2020, see the section titled “Shareholder Engagement” above. The compensation committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect shareholder concerns or to address market developments.

2020 Say-on-Pay Vote Result

Frequency of "Say-on-pay" Shareholder Advisory Vote

Based on the results of the "say-on-frequency" vote held at our 2017 annual meeting, at which approximately 96% of the votes submitted by our shareholders were in favor of holding an annual shareholder advisory "say-on-pay" vote, our board of directors has decided that shareholder advisory "say-on-pay" votes will occur annually.

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Compensation Components

We regularly evaluate how to best compensate our executive officers, based upon market data and the extensive experience of our compensation committee with performance and retention practices. For fiscal 2020, our executive compensation program had three primary components, in addition to certain benefits and perquisites:

•	Base salary;
•	Short-term, performance-based incentive compensation, or our annual cash bonus program; and
•	Long-term, performance- and time-based equity compensation in the form of performance share awards and options.

Base Salary

Base salary is provided to ensure that we are able to attract and retain high-quality executives. It is intended to provide a fixed level of overall compensation that does not vary annually based on performance or changes in shareholder value. Base salary reflects the experience, knowledge, skills and performance records our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located. In addition, we have entered into employment agreements with our CEO, CFO and Mr. Saumur, each of which specifies a minimum base salary as described in the footnotes to the table below.

Our compensation committee reviews the base salaries of our executives every 12 months. The compensation committee determines changes in base salaries based on various factors, including the importance of the executive's role in our overall business, the performance and potential of the executive, general Company performance and the market practices in the country where the named executive officer is located. In connection with such review, our CEO provides compensation recommendations for the executives who directly report to him, including our named executive officers, and the compensation committee considers the CEO's recommendations in setting their base salaries.

The following table sets forth, for each of our named executive officers, such officer's 2019 and 2020 base salary. The base salaries shown are as of December 31 of each year. Due to the COVID-19 pandemic, 2020 salary increases, where applicable, that were approved in early 2020 were deferred for most of the year and became effective on September 1, 2020.

Executive	2019 Base Salary	2020 Base Salary
N.V. TYAGARAJAN(1)(6)	$750,000	$750,000
EDWARD J. FITZPATRICK(2)	$620,000	$620,000
BALKRISHAN KALRA(3)	$525,000	$650,000
DARREN SAUMUR(4)(6)	$—	$500,000
KATHRYN STEIN(5)	$—	$500,000
(1)

We entered into an employment agreement with Mr. Tyagarajan on June 15, 2011 when he became our president and chief executive officer. The agreement provides for an annual base salary of not less than $600,000, which was increased by 5% to $630,000 in September 2012 and increased by 19% to $750,000, effective June 1, 2018. The 2018 increase represented an increase in Mr. Tyagarajan's base salary of between 3% and 4% on an annualized basis since becoming our Chief Executive Officer. His base salary was reviewed but not adjusted in 2019 or 2020. Mr. Tyagarajan's base salary reflects the importance of his role as our Chief Executive Officer in addition to his personal performance. For a description of the employment agreement with Mr. Tyagarajan, see "—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table-Employment Agreements with Named Executive Officers."

(2)

On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick when he became our chief financial officer. The employment agreement specifies that Mr. Fitzpatrick will receive an annual base salary of $600,000 per year, which will be reviewed periodically and may be increased at the discretion of the compensation committee. Mr. Fitzpatrick's base salary was increased by approximately 3% to $620,000 effective January 1, 2019. Mr. Fitzpatrick's base salary reflects the importance of his role as our Chief Financial Officer in addition to his personal performance. For a description of his employment agreement, see "-Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table-Employment Agreements with Named Executive Officers."

(3)

Mr. Kalra's base salary was increased by approximately 24% effective September 1, 2020.  Mr. Kalra's base salary reflects the importance of his role as the business leader for our banking and capital markets and consumer goods, retail, life sciences and healthcare verticals, which cover a substantial portion of our overall business, in addition to his personal performance.

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(4)

On February 26, 2018, we entered into an employment agreement with Mr. Saumur when he became our global operating officer. The employment agreement specifies that Mr. Saumur will receive an annual base salary of $500,000 per year, which is subject to our review and may be changed at our discretion. Mr. Saumur was not a named executive officer prior to 2020.  Mr. Saumur's base salary reflects the importance of his role as our global operating officer in addition to his personal performance.

(5)

Ms. Stein was not a named executive officer prior to 2020.  Ms. Stein's base salary reflects the importance of her role as our chief strategy officer and leader of our enterprise services business in addition to her personal performance.

(6)

All of our named executive officers’ base salaries are denominated in U.S. dollars.  The base salaries for Mr. Tyagarajan (following his relocation to the United Kingdom in November 2020) and Mr. Saumur are converted to and paid in U.K. pounds sterling and Canadian dollars, respectively.

Annual Cash Bonus

Annual cash bonuses are designed to reward our executives, including our named executive officers, for Company performance and our executives' individual performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives to achieve their respective individual objectives, our Company objectives and our overall long-term and strategic goals, such as client satisfaction, growing revenues, improving operating margins, managing employee attrition levels and making disciplined investments. Our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Annual bonuses under our cash bonus plan are directly linked to Company, business unit and individual performance.  Annual bonuses to our executives are payable only if threshold performance is attained.

In order to receive a bonus payment, the executive must remain in employment through the payment date of the bonus, which is generally in March of the year following the year of performance.

Target Bonuses

Under our annual cash bonus plan, each of our named executive officers is eligible for a target bonus specified as a percentage of his base salary. For 2020, the target bonus for Mr. Tyagarajan was 160% of his base salary and the target bonus for our other named executive officers was 100% of base salary.  For Messrs. Tyagarajan, Fitzpatrick and Saumur, who have employment agreements that specify bonus opportunities, the compensation committee took into consideration the requirements under their agreements in setting their bonus targets. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

Bonus Pool

At the beginning of 2020, the compensation committee established a target bonus pool for 2020 equal to the aggregate target bonuses for all of the senior vice presidents in the Company, including all of the named executive officers other than the CEO. The bonus pool was to be funded only if the Company achieved 2020 adjusted income from operations (“AOI”) margin above a threshold amount.  If the Company achieved the minimum level of AOI margin required to fund the bonus pool, the determination of potential payouts would be based on an equal weighting of AOI and revenue.

The potential bonus pool ranged from 0% to 200% of target (with performance between the established levels determined on a straight-line basis), depending on the levels of AOI and revenue and whether the threshold for both metrics was met.  Under the 2020 plan, if the Company failed to achieve the threshold level of AOI margin, then regardless of the level of achievement of revenue or AOI, the bonus pool would be reduced by the amount necessary (including to zero) to ensure that the Company achieved the threshold level of AOI margin before any bonuses were paid.  As a result, the full bonus pool was at risk in the event of a failure to achieve the threshold level of AOI margin, including the possibility that no bonuses would be payable under the plan.

If the Company achieved either the threshold level of AOI or revenue, but not both, then the bonus pool would be funded based solely on the level of attainment of the metric that was achieved at the threshold level, and the range of the bonus pool as a percentage of target, which we refer to as the

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"Company Multiplier," would be from 25% to 100% (with performance between established levels determined on a straight-line basis) as illustrated below:

AOI or Revenue Performance Level	Company Multiplier (as a percentage of total target bonuses)
Threshold	25%
Target	50%
Outstanding	100%

If the Company achieved threshold levels of both AOI and revenue, the potential range of the Company Multiplier would be as follows:

AOI and Revenue Performance Level	Company Multiplier (as a percentage of total target bonuses)
Threshold	50%
Target	100%
Outstanding	200%

In June 2020, as a result of, and in response to, the COVID-19 pandemic and its adverse impact and expected further adverse impact on our 2020 financial performance, the compensation committee (i) reduced the threshold (but not target or outstanding) performance levels of AOI and revenue under the 2020 bonus plan, (ii) reduced the qualifying level of AOI margin under the 2020 bonus plan, (iii) revised certain qualitative goals and the threshold (but not target or outstanding) levels of the financial goals in our named executive officers’ bonus scorecards and (iv) established an additional bonus pool for 2020 to incentivize our management team to focus on employee engagement and well-being given the new challenges facing employees due to extended lockdowns and stay-at-home orders implemented in response to the COVID-19 pandemic.

The target amount for the additional 2020 bonus pool was set at approximately 10% of the 2020 bonus plan (calculated as the approximate sum of 10% of the target bonuses of all of the participants in the 2020 bonus plan) and was funded based on the Company’s overall positive response rate for the fourth quarter of 2020 in our proprietary AI-based employee engagement platform called “Amber.”  This platform collects employee feedback and assesses employee sentiment.  For the purposes of the additional 2020 bonus pool, a positive response is defined as either a four or five rating on a scale of five in response to a question asking each employee to rate how they feel about their tenure as an employee of the Company.  For the additional bonus pool to fund at the threshold level, at least 60% of all employee responses to this question during the fourth quarter of 2020 had to be positive responses.  If the positive response rate was between 60 and 75%, then the pool would be funded based on straight-line interpolation between the threshold and target levels, and at an overall positive response rate of 75% or greater, the pool would be fully funded at 100% of target as illustrated below:

Performance Level	Positive Response Rate	Funding Level (as a percentage of total additional bonus pool)
Threshold	60%	50%
Target	75% or greater	100%

The overall positive response rate for the fourth quarter of 2020 in our employee engagement platform was 85%, higher than the target level of 75%.  Accordingly, the additional bonus pool established in June 2020 was fully funded.

Additionally, our 2020 AOI for purposes of calculating the Company Multiplier was $589 million, which was higher than the threshold but lower than the $630 million target for AOI under the bonus plan, and our revenue was also higher than the threshold but lower than the target level, resulting in a Company Multiplier of approximately 77%.  Although the Company Multiplier did not directly apply to the additional 2020 bonus pool linked to employee engagement, including the impact of the additional

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bonus pool with the annual bonus plan resulted in a combined Company Multiplier for the 2020 bonus plan of 88% and therefore the bonus pool (including the additional bonus pool) was funded at approximately 88% of the target pool.

See "Executive Officer Compensation—Compensation Discussion and Analysis—2020 Key Financial Highlights" for information regarding our calculation of AOI from United States Generally Accepted Accounting Principles ("GAAP") net income attributable to Genpact Limited shareholders as well as Exhibit 1 to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Bonus Scorecards

In an effort to further link our executive officer compensation to measurable Company and individual performance, the actual bonus payable to each of our named executive officers is determined based on attainment of pre-established individual, Company and business unit performance targets for each officer subject to the maximum bonus potential based on the level of AOI and transformation services revenue. We utilize a scorecard methodology that incorporates multiple financial and non-financial strategic performance indicators for each officer, with the financial performance metrics accounting for at least 55% of the result. The table below shows the weighting of financial and non-financial metrics in each named executive officer's 2020 scorecard:

Executive	Financial	Non-financial
N.V. TYAGARAJAN	60%	40%
EDWARD J. FITZPATRICK	55%	45%
BALKRISHAN KALRA	70%	30%
DARREN SAUMUR	65%	35%
KATHRYN STEIN	60%	40%

The potential bonus payout based on the scorecard result ranges from 0% to 150% of target.

The compensation committee establishes the scorecard for the CEO, and the CEO establishes the scorecards for the other executive officers. At the time of establishing the individual scorecards, the goals in the scorecards were determined to be challenging. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces incentives to take excessive risk with respect to any single objective.

In 2020, against the backdrop of the COVID-19 pandemic, the compensation committee revised certain components of our named executive officers’ scorecards to add goals that were relevant to challenges faced by the Company as a result of COVID-19 and to lower the threshold (but not target or outstanding) levels for the financial metrics included in the scorecards in light of our changed financial outlook for the year as discussed under the heading “Our Process” above. A list of the financial and

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certain non-financial performance metrics included in the final 2020 scorecard for each named executive officer is set forth below:

Executive	Financial metrics	Non-financial metrics
N.V. TYAGARAJAN	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide transformation services revenue

•       Navigating the COVID-19 pandemic successfully; progress on leadership succession and development goals; progress on goals related to the Company’s experience business; creation of a future strategy for a target vertical.

EDWARD J. FITZPATRICK	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide adjusted diluted earnings per share

•       Goals related to expansion of commercial models; billing process improvements; progress on improving operating cash flow and cash utilization; financial forecasting enhancements; specific client/business-related goals; goals related to the Company’s experience business.

BALKRISHAN KALRA	• Business unit revenue • Business unit net bookings • Business unit AOI margin • Business unit gross profit

•       Growth of a targeted service line; implementation of strategic roadmap for core vertical product; action on digital solutioning agenda with target clients; leadership development goals; client relationship goals.

DARREN SAUMUR	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide gross profit

•       Execution/roll-out of TalentMatch; strategic service line development goal; cost optimization project goals; action on digital solutioning agenda with target clients; information security program goals; leadership development goals; client relationship goals.

KATHRYN STEIN	• Company-wide revenue • Company-wide net bookings • Company-wide AOI margin • Company-wide transformation services revenue • Company-wide experience services revenue

•       Growth and development of a service line; goals related to building the Company’s experience business; company-wide strategy refresh; cost optimization within functions; development of M&A strategy; leadership development goals; client relationship goals.

The compensation committee determines the level of attainment of the scorecard goals for each of our named executive officers, with our CEO providing input with respect to the named executive officers other than himself. Threshold performance on a given financial metric results in payment of 75% of the target bonus allocated to that metric. There is no threshold performance required for the non-financial metrics.

The individual bonus amount for each named executive officer other than the CEO is determined based on the scorecard result and what we refer to as the “Bonus Payment Multiplier.” The Bonus Payment Multiplier is a percentage determined by dividing the funded bonus pool (which was determined by multiplying the aggregate target bonuses of the bonus pool participants by the Company Multiplier of 88%) by the total of all bonus amounts based on individual scorecard results and is used to ensure that the total payouts do not exceed the funded pool. For 2020, the Bonus Payment Multiplier was approximately 83%. In no circumstance can the total of the bonus payouts under the plan exceed the funded pool.

Accordingly, the 2020 bonus for each named executive officer other than our CEO was determined as follows:

•	2020 target bonus multiplied by
•	individual scorecard achievement (0-150%) multiplied by
•	2020 Bonus Payment Multiplier of 83%.

CEO Bonus

The CEO’s bonus was not funded out of the bonus pool for the other named executive officers and all senior vice presidents of the Company, but the CEO’s bonus was also determined based on his scorecard

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result and the Company Multiplier and was payable only if the Company achieved 2020 AOI margin above the threshold amount.

The 2020 bonus for our CEO was determined as follows:

•	2020 target bonus multiplied by
•	individual scorecard achievement (0-150%) multiplied by
•	2020 Company Multiplier of 88%.

The following table sets forth the 2020 target bonus, the 2019 and 2020 actual bonus payments and 2020 bonus payments as a percentage of target bonus for each of our named executive officers under our annual cash bonus plan.

Executive	2020 Target Bonus	2019 Payment	2020 Payment	2020 Payment as a Percentage of Target
N.V. TYAGARAJAN(1)(6)	$1,200,000	$1,800,000	$1,100,000	92%
EDWARD J. FITZPATRICK(2)	$620,000	$1,057,930	$515,428	83%
BALKRISHAN KALRA(3)	$650,000	$$1,028,315	$657,489	101%
DARREN SAUMUR(4)(6)	$500,000	$—	$423,669	85%
KATHRYN STEIN(5)	$500,000	$—	$459,214	92%
(1)

Mr. Tyagarajan achieved below-target performance on all of the financial metrics and slightly above-target performance on the non-financial metrics in his scorecard. The decrease in Mr. Tyagarajan's 2020 bonus compared to his 2019 bonus is primarily attributable to a significant decrease in the multiplier used to determine his bonus from 151% in 2019 to 88% in 2020.

(2)

Mr. Fitzpatrick achieved below-target performance on all of the financial metrics and above-target performance on the non-financial metrics in his scorecard. The decrease in Mr. Fitzpatrick's 2020 bonus compared to his 2019 bonus is primarily attributable to a significant decrease in the Bonus Payment Multiplier from 151% in 2019 to 83% in 2020 as well as a decrease in his overall scorecard result in 2020 compared to 2019.

(3)

Mr. Kalra achieved outstanding performance on two of the financial metrics (business unit AOI margin and business unit gross profit), below target performance on the other two financial metrics (business unit revenue and business unit net bookings) and above-target performance on the non-financial metrics in his scorecard. The decrease in Mr. Kalra’s 2020 bonus compared to his 2019 bonus is primarily attributable to a significant decrease in the Bonus Payment Multiplier from 151% in 2019 to 83% in 2020 as well as a decrease in his overall scorecard result in 2020 compared to 2019.

(4)

Mr. Saumur was not a named executive officer prior to 2020. Mr. Saumur achieved below-target performance on all of the financial metrics and above-target performance on the non-financial metrics in his scorecard.

(5)

Ms. Stein was not a named executive officer prior to 2020. Ms. Stein achieved below-target performance on all of the financial metrics and significantly higher-than-target performance on the non-financial metrics in her scorecard.

(6)	The amounts shown with respect to Mr. Tyagarajan and Mr. Saumur were denominated in U.S. dollars and converted to U.K. pounds sterling and Canadian dollars, respectively, at the time of payment.

Equity-Based Compensation

Our equity-based compensation program is designed to attract and retain highly qualified individuals, given that competition for talent is high in our industry, and to align the long-term interests of our executives with those of our shareholders. Equity-based compensation is subject to multi-year vesting requirements, which requires the continued service of our executives in order for them to realize gains.

The equity award component of our executive officer compensation is generally comprised of performance share awards. Under the performance share awards, each officer is eligible to receive shares based on the Company's level of attainment of specified performance goals over a one-year performance period and such officer's continued service through the end of a three-year service vesting period. Performance share awards require that we attain at least the minimum threshold levels of performance to receive any payment under the award. The compensation committee believes that including performance shares as part of Genpact's equity-based compensation program strengthens focus on the Company's financial performance and shareholder value creation.  The performance share awards have also been an effective tool for retention of key employees.

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We also periodically grant options to our executive officers as an additional long-term incentive and for retention purposes.  Our compensation committee believes that options, which are valuable only if the stock price increases after the grant date, align with the specific goal of increasing shareholder value.  Options remain a powerful tool for incentivizing long-term Company performance and promoting shareholder value creation, particularly when combined with annual performance share awards, which focus our executives on achieving challenging, but shorter-term objectives.

From time to time, we may also grant time-based restricted share units, which we use as a retention mechanism.

In 2020, we granted performance share awards to all of our named executive officers other than our CFO and options to Mr. Saumur and Ms. Stein. The performance share awards represented between approximately 30% and 55% of the total 2020 target compensation for our named executive officers who received them (which in the case of our CEO includes the annualized portion of his 2018 option grant), and the options represented approximately 35% of the total 2020 target compensation for Mr. Saumur and Ms. Stein.

In 2018, our CEO was granted an option covering 2,133,106 common shares. This was a five-year grant, we have not granted any options to our CEO since the date of the 2018 grant, and we do not expect to grant any additional options to our CEO prior to full vesting of his 2018 option grant in 2023.  Our CEO last received an option grant in 2013, which was also structured as a five-year grant vesting 50% in 2016 and 50% in 2018, and he did not receive any additional option grants until the 2013 option grant had fully vested. The compensation committee structured the 2018 option as a five-year grant in part because it will continue to focus our CEO on share price appreciation, thereby aligning his interests with those of our shareholders, and also because the compensation committee believed that a five-year grant would be more effective than smaller annual grants in retaining his services and incentivizing him to deliver superior long-term performance.

We did not grant any time-based restricted share units to our named executive officers in 2020.

2020 Option Grants

In 2020, we granted options to Mr. Saumur and Ms. Stein.  The exercise price for the options granted in 2020 is equal to the closing price of our common shares on the grant date.  The options vest over a five-year period, 50% in 2023 and the remaining 50% in 2025, provided the executives continue in service through each vesting date.

2020 Performance Share Awards

In 2020, we granted performance share awards to all of our named executive officers other than our CFO (who received a cash performance-based award as described in the section titled “2020 Performance-Based Cash Award” below). For the 2020 performance share awards, the compensation committee concluded that, as in prior years, a one-year performance period was the most appropriate for our company, together with a three-year cliff service vesting schedule.

The threshold performance goal for the 2020 performance share awards was AOI margin as a qualifying criterion, which, if not met, would lead to the award vesting at 0% (regardless of level of attainment of any of the other performance goals).  Subject to attainment of this threshold goal, the performance goals were AOI, net bookings and transformation services revenues, which were all equally weighted.

Having three equally weighted performance goals brings focus to our key financial priorities, aligning our leaders to common goals.  In 2020, we replaced revenue (used in 2019 and prior years) with AOI in order to focus our executives on deal execution and profitable growth, and we again used net bookings as a metric because we believe net bookings are an indicator of future revenue growth.  Net bookings refer to new bookings for the performance period reduced by the total value of significant contract cancellations or reductions that occur during the performance period, whether related to contracts signed during the current year or any prior period.  We also included transformation services revenue as a goal in our performance share awards in 2020, continuing the emphasis in our

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compensation program on our strategic pivot towards transformation services that we began in 2018.  Accordingly, under the performance share awards, we have held our leadership team accountable for transformation services results and directly linked our executive compensation opportunities to our overall business growth.  The three-year cliff service vesting schedule under our performance share awards helps to ensure that our executives are incentivized to focus on sustaining longer-term Company performance even after the performance year goals have been achieved.

Under the 2020 performance share awards, there were three designated levels of attainment for each performance goal, as illustrated in the table below. Performance between the established levels was determined on a straight-line basis.

Performance Level	Payout Percentage
Below Threshold	0%
Threshold	35%
Target	100%
Outstanding	200%

Vesting of any single component of the three performance tranches of the award depended on achievement of threshold performance for such tranche.  Each tranche could vest independently of the other two tranches. Accordingly, failure to achieve the threshold level of one or more goals would have negatively affected the overall vesting percentage but would not have prevented the awards from vesting with respect to the other goals, assuming achievement of the qualifying level of AOI margin and at least one of the performance goals at the threshold level at a minimum.  In setting the performance goals for these awards, our compensation committee determined that the targets were challenging to achieve and designed the awards to reflect our pay-for-performance philosophy, including, for example, continuing to require AOI margin as a qualifying criterion.

Each award specified a target number of performance shares. The number of common shares of the Company into which the 2020 performance shares will convert (subject to continued service vesting) is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 200%.

Based on our financial performance in 2020, the 2020 performance share awards granted to our named executive officers will cliff vest on January 10, 2023, provided in each case the named executive officer remains in service through such service vesting date, at 67.808% of the target number of shares, representing above-threshold but lower-than-target achievement of each of the equally-weighted AOI, net bookings and transformation services revenue goals.  In addition, in the event of a named executive officer's termination of service by reason of death or disability, a pro rata portion of such shares will vest based on the period of service through the termination date.

The table below shows the number of target shares subject to the performance share awards granted to our named executive officers in 2020, as well as the number of shares earned and issuable (subject to continued service) based on actual performance.

Executive	2020 PSU Target Shares (#)	2020 PSU Actual Shares (#)
N.V. TYAGARAJAN	79,654	54,012
EDWARD J. FITZPATRICK	—	—
BALKRISHAN KALRA	36,051	24,445
DARREN SAUMUR	22,234	15,076
KATHRYN STEIN	23,306	15,803

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2020 Performance-Based Cash Award

In 2020, Mr. Fitzpatrick was granted a performance-based cash award in lieu of a 2020 performance share award.  The compensation committee elected to provide Mr. Fitzpatrick with a short-term performance cash award instead of a long-term performance share award for 2020 given Mr. Fitzpatrick’s expressed desire to potentially retire prior to the 2020 PSU grant vesting date in 2023.  The performance conditions of the cash award were identical in design to the 2020 performance share awards, but payout is in cash rather than common shares, and there is no service vesting requirement beyond the March 31, 2021 payment date.  Mr. Fitzpatrick’s target cash payment under the 2020 award was set at $500,000 and his actual payout was $339,050, which was calculated by multiplying his $500,000 target by 67.808%, which is the vesting percentage for the 2020 performance share awards described above under “2020 Performance Share Awards.”  The target value of $500,000 was approximately one-third of the target value of his 2019 performance share award. Given Mr. Fitzpatrick’s significant equity holdings through prior equity grants and open market share purchases, the compensation committee determined that this cash award was appropriate for 2020.

Benefits and Perquisites

We provide other benefits to our named executive officers that are generally available to other employees in the country in which the named executive officer is located. We also provide our named executive officers with certain modest perquisites that we believe are reasonable and consistent with market trends in the countries in which our named executive officers are located. Such benefits and perquisites are intended to be part of a competitive overall compensation program. For more details on the benefits provided to our named executive officers, see “2020 Summary Compensation Table” and “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.” Our U.S.-based named executive officers are also eligible to participate in the Genpact LLC Executive Deferred Compensation Plan (the "Deferred Compensation Plan"), as described in the section titled “Nonqualified Deferred Compensation Plan.”

Severance Arrangements

Our employment agreements with Messrs. Tyagarajan, Fitzpatrick and Saumur provide for certain payments and benefits in the event of a termination of employment. The severance payments and benefits were based on individual negotiations with each executive and are an important part of employment arrangements designed to retain such executives and provide certainty with respect to the payments and benefits to be provided upon certain termination events. For additional details on these payments and benefits, see “Potential Payments upon Termination or Change of Control.”

Change of Control

Pursuant to the terms of Mr. Tyagarajan's 2018 option grant, in the event of his termination without cause or for good reason prior to May 8, 2023 and within 24 months following a change of control in which the option is assumed, continued or substituted, the option will become vested and exercisable for all the shares.  In the event of a change of control, the performance shares granted to our named executive officers will convert into either a right to receive common shares representing 100% of the target performance shares without regard to performance or a number of common shares based on actual performance, depending on when the change of control occurs. The award as so converted will continue to vest over the service period subject to accelerated vesting in the event of the executive officer's termination without cause within 24 months following the change of control in which the award is assumed, continued or substituted. In addition, in the event of a change in control, the options granted to our named executive officers in 2020 will accelerate unless the options are assumed, continued or substituted. If the options are assumed, continued or substituted, then they will continue to vest based on the named executive officer's service following the change in control. These benefits are described in more detail in "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan, Edward J. Fitzpatrick and Darren Saumur" and "Potential Payments upon Termination or Change of Control."

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Equity Grant Practices

All options granted by the Company have an exercise price equal to the closing market price of our common shares on the grant date. Equity grants are typically approved at our quarterly compensation committee meetings, and, unless a future effective date is specified, become effective as of the date of the meeting at which they are approved. The dates for our quarterly compensation committee meetings are generally scheduled months, and sometimes up to a year, in advance. In certain cases, equity grants are approved by written consent outside of regularly scheduled compensation committee meetings and are effective as of the latest date a committee member signs the consent. Our compensation committee has delegated limited authority to the CEO and our Chief Human Resources Officer to jointly grant equity awards between regularly scheduled compensation committee meetings to individuals other than executive officers and directors, with prescribed per person and aggregate quarterly limitations.

Share Ownership Guidelines

The compensation committee recognizes the critical role that executive share ownership has in aligning the interests of management with those of shareholders and, accordingly, has adopted share ownership guidelines that apply to all executive officers and directors. Prior to 2019, only our CEO was subject to a share ownership requirement.   For more information about our director share ownership guidelines, see the section above titled "Director Compensation."

Under our share ownership guidelines, all of our executive officers are required to acquire and hold Genpact common shares with a value of at least (i) in the case of the CEO, six times his base salary, and (ii) in the case of every other executive officer, one time base salary.

Our named executive officers other than our CEO (who was previously subject to a share ownership requirement) have a five-year phase-in period to meet the ownership requirement.  After the initial phase-in period, each officer is required to retain 100% of the shares issued upon option exercises and vesting of restricted share and performance share awards (net of any shares withheld or sold to cover withholding taxes and other applicable taxes) until the designated multiple of base salary is reached. Shares counted toward the ownership requirement consist of shares owned directly and shares owned jointly by the officer and the officer's spouse or held in trust established by the officer for the benefit of the officer and/or the officer's family members. Unvested restricted share units and performance share awards and unexercised options do not count toward the ownership requirement.

As of December 31, 2020, Mr. Tyagarajan was in compliance with the ownership requirement applicable to him. Each other named executive officer will have until 2024 (5 years from the date of adoption of the guidelines) to comply with the ownership requirements.

Recovery Policy

Our performance share awards include a clawback provision that provides that we have the right to terminate the award and cancel any shares issued under the award and be paid any proceeds received by a named executive officer from the sale of shares issued under the award if such officer has breached any restrictive covenant under any agreement with the Company during employment or during the one-year period following termination of employment or if the Company is required to prepare an accounting restatement for any part of the performance period due to material noncompliance with financial reporting requirements under the U.S. federal securities laws which the Company determines is the result of fraud, negligence, or intentional or gross misconduct by the participant.

IRC Section 162(m) Compliance

For years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for publicly-traded companies such as the Company for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation.

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The exemption for qualified performance-based compensation has been repealed and the class of affected executives has been expanded effective for taxable years beginning after December 31, 2017 such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualified for transition relief applicable to certain arrangements in place as of November 2, 2017.  Because of the uncertainties as to the scope and application of the transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption under Section 162(m) will in fact be fully deductible.

2020 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Share Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
N.V. TYAGARAJAN(11) President, Chief Executive Officer and Director	2020	750,000	—	3,366,017	—	1,100,000	—	78,685(5)	5,294,702
	2019	750,000	—	4,988,256	—	1,800,000	—	78,850	7,617,106
	2018	699,692	—	3,119,208	17,441,128	960,000	—	79,163	22,299,191
EDWARD J. FITZPATRICK Senior Vice President, Chief Financial Officer	2020	620,000	—	—	—	854,468(6)	—	19,966(7)	1,494,434
	2019	613,846	—	1,699,067	1,721,996	1,057,930	—	19,648	5,112,487
	2018	600,000	—	1,263,276		532,040	—	19,274	2,414,590
BALKRISHAN KALRA Senior Vice President, Banking, Capital Markets, Consumer Goods, Retail, Life Sciences and Healthcare	2020	563,462	—	1,523,442	—	657,489	—	19,086(8)	2,763,479
	2019	510,231	—	1,881,357	2,951,997	1,028,315	—	13,033	6,384,933
DARREN SAUMUR(11) Senior Vice President, Global Operating Officer	2020	500,000	—	939,564	1,048,765	423,669	—	2,919(9)	2,914,917
KATHRYN STEIN Senior Vice President, Chief Strategy Officer and Business Leader, Enterprise Services	2020	462,062	—	984,864	1,048,765	459,214	—	12,544(10)	2,967,449

(1)

The amount shown in this column for Mr. Kalra includes an amount he elected to defer into the Deferred Compensation Plan, which is more fully described in the section titled "Nonqualified Deferred Compensation Plan" below.

(2)

The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of performance share awards granted during the applicable year pursuant to our 2017 Omnibus Incentive Compensation Plan, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, and do not reflect the realizable value of these awards based on our performance results for each period. The aggregate grant date fair value of the performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date, which for the performance share awards granted in 2020 was 96.172% of target. Assumptions used in the calculation of these amounts are included in Note 18, "Stock-based compensation," to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance- and service-based vesting conditions exclude the impact of estimated forfeitures. The performance periods for the performance shares granted in 2018, 2019 and 2020 are completed, and the number of shares underlying each such award has been determined. The aggregate grant date fair values of the performance share awards granted in 2020, assuming maximum attainment of the performance goals, are as follows: Mr. Tyagarajan—$6,999,994; Mr. Kalra—$3,168,162; Mr. Saumur—$1,953,924; and Ms. Stein—$2,048,131.

(3)

The amounts shown represent the aggregate grant date fair value of the options awarded to our named executive officers during the applicable year, calculated in accordance with FASB ASC Topic 718, and exclude the impact of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 "Stock-based compensation" to our audited consolidated financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K.

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(4)

The amount Mr. Fitzpatrick earned under our 2020 annual bonus plan ($515,428) was deferred into the Deferred Compensation Plan at his election.  A portion of the amount shown for Mr. Kalra was deferred into the Deferred Compensation Plan at his election.

(5)

The amount shown consists of the following payments and benefits to Mr. Tyagarajan: (a) $7,285 in life insurance plan premiums, (b) $60,000 for personal costs pursuant to his employment agreement and (c) $11,400 in matching contributions to our 401(k) plan.

(6)	The amount shown consists of the following payments to Mr. Fitzpatrick: (a) $515,428 under our 2020 annual bonus plan and (b) $339,040 under his 2020 performance-based cash award.
(7)

The amount shown consists of the following payments and benefits to Mr. Fitzpatrick: (a) $3,646 in life insurance plan premiums, (b) $11,400 in matching contributions to our 401(k) plan and (c) $4,920 in costs related to our executive health examination program.

(8)

The amount shown consists of the following payments and benefits to Mr. Kalra: (a) $2,766 in life insurance plan premiums, (b) $11,400 in matching contributions to our 401(k) plan and (c) $4,920 in costs related to our executive health examination program.

(9)	The amount shown consists of the payment of life insurance plan premiums on behalf of Mr. Saumur.
(10)	The amount shown consists of the following payments and benefits to Ms. Stein: (a) $1,144 in life insurance plan premiums and (b) $11,400 in matching contributions to our 401(k) plan.
(11)

All amounts shown for Mr. Tyagarajan and Mr. Saumur are dollar-denominated amounts. For Mr. Tyagarajan, portions of the amounts other than those shown under the "Option Awards" and "Share Awards" columns (including the full amount shown under the “Non-equity Incentive Plan Compensation” column) were paid or incurred in U.K. pounds sterling following his relocation to the U.K. in November 2020. For Mr. Saumur, all amounts other than those shown under the "Option Awards" and "Share Awards" columns were paid or incurred in Canadian dollars.

CEO REALIZABLE COMPENSATION

The values reported in our Summary Compensation Table include the estimated fair value of long-term incentive awards at the time of grant as determined for accounting purposes. This estimated fair value is not reflective of actual award values and often differs significantly from the values ultimately received by our senior executives. We believe that realizable compensation, which reflects the actual current value of outstanding long-term incentive awards from prior years, helps us to better assess our pay for performance alignment.

Realizable compensation provides clarity on how compensation outcomes are influenced by company performance. This is particularly important because equity-based awards account for the most significant portion of the total compensation of our CEO and our other named executive officers. Because the compensation committee believes that long-term, equity-based compensation drives long-term growth, consideration of actual and potential values realizable from awards granted in prior years is a highly relevant factor in assessing the effectiveness of our compensation program's continued alignment with our shareholders' long-term interests.

The following table sets forth the realizable pay for our CEO for fiscal years 2018, 2019 and 2020:

	2018	2019	2020
Salary	$699,692	$750,000	$750,000
Bonus	—	—	—
Non-equity incentive plan compensation	$960,000	$1,800,000	$1,100,000
Long-term incentives:
Option awards	$23,613,483	—	—
PSU/RSU awards	$6,154,239	$8,522,263	$2,233,927
Other compensation	$79,163	$78,850	$78,685
Total realizable compensation(1)	$31,506,577	$11,151,113	$4,162,612
(1)

Total realizable compensation was calculated using (a) actual earned base salary, (b) cash bonus and all other non-equity compensation as disclosed in the Summary Compensation Table, (c) equity award values of all performance share units with performance periods ending within the measurement period at the determined outcome multiplied by the closing price of our common shares on the last business day of fiscal year 2020 of $41.36, and (d) in the case of options, the intrinsic value of all awards granted in each year calculated by subtracting the exercise price from the closing share price on the last day of fiscal year 2020 of $41.36.

The following chart compares the fiscal year 2018, 2019 and 2020 Summary Compensation Table values for our CEO to realizable compensation values and provides our total shareholder return as of the

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end of each fiscal year during the period from January 1, 2018 to December 31, 2020, assuming an investment of $100 in Genpact common shares on January 1, 2018.

2020 GRANTS OF PLAN-BASED AWARDS

The following table provides certain information regarding cash and equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2020. The equity awards were granted under the 2017 Omnibus Incentive Compensation Plan and the non-equity awards were granted under our 2020 annual cash bonus plan (and, in the case of Mr. Fitzpatrick, under his 2020 performance-based cash award).

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N.V. TYAGARAJAN	2/19/2020	—	—	—	27,878	79,654	159,308	—	—	3,366,017
	—	270,000	1,200,000	3,600,000	—	—	—	—	—	—
EDWARD J. FITZPATRICK		175,000(4)	500,000(4)	1,000,000(4)	—	—	—	—	—	—
	—	127,875	620,000	1,860,000	—	—	—	—	—	—
BALKRISHAN KALRA	2/19/2020	—	—	—	12,617	36,051	72,102	—	—	1,523,442
	—	170,625	650,000	1,950,000	—	—	—	—	—	—
DARREN SAUMUR	2/19/2020	—	—	—	7,781	22,234	44,468	107,981	43.94	1,988,329
	—	121,875	500,000	1,500,000	—	—	—	—	—	—
KATHRYN STEIN	2/19/2020	—	—	—	8,157	23,306	46,612	107,981	43.94	2,033,630
	—	112,500	500,000	1,500,000	—	—	—	—	—	—
(1)

Other than amounts shown with respect to Mr. Fitzpatrick’s 2020 performance-based cash award, which is summarized under “Compensation Discussion and Analysis—Compensation Components—2020 Performance-Based Cash Award” above (and footnote (4) below), the amounts shown in this column represent the cash bonus opportunity range under our 2020 annual bonus plan, which is summarized under “Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus” above. For Mr. Tyagarajan, the cash award target was 160% of his base salary, and for the other named executive officers, the cash bonus award target was 100% of base salary. For the actual amounts paid to each named executive officer, see the "Non-equity Incentive Plan Compensation" column of the "2020 Summary Compensation Table" above. Amounts shown in the "Threshold" column represent the payments that would result from attainment of threshold performance with respect to each of (a) the Company Multiplier, for

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which threshold performance is 50% of target, (b) the individual scorecard financial metrics, for which threshold performance is 75% of target for each metric, and (c) the individual scorecard non-financial metrics, for which there is no minimum performance threshold and therefore threshold performance has been assumed at 0%. Amounts shown in the "Maximum" column represent the payments that would result from attainment of the highest level of performance with respect to both (a) the Company Multiplier, for which the maximum performance level is 200% of target, and (b) the overall individual scorecard result, for which the maximum performance level for each metric is 150% of target. See "Compensation Discussion and Analysis— Compensation Components— Annual Cash Bonus" above for a description of our annual bonus plan.

(2)

Represents performance share awards that will vest based on the level of attainment of the performance goals for the 2020 fiscal year, subject to continued service through January 10, 2023. Based on 2020 performance, the compensation committee has determined that the number of shares issuable under the awards (subject to continued service vesting) is 67.808% of the target number of shares. See "Compensation Discussion and Analysis— Compensation Components— Equity-Based Compensation" above for a description of the awards.

(3)

Represents the grant date fair value of stock and option awards granted during the fiscal year ended December 31, 2020, calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date.

(4)

Represents the threshold, target and maximum potential payouts under Mr. Fitzpatrick’s 2020 performance-based cash award.  See “Compensation Discussion and Analysis—Compensation Components—2020 Performance-Based Cash Award” above for a description of this award.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements with Named Executive Officers

Summarized below are the material terms of our employment agreements with Messrs. Tyagarajan, Fitzpatrick and Saumur.

N.V. Tyagarajan.    We entered into an employment agreement with Mr. Tyagarajan on June 15, 2011, which supersedes his previous employment agreement, dated February 7, 2005.  The employment agreement was amended on November 17, 2020 in connection with Mr. Tyagarajan’s relocation to the United Kingdom to address the payment of his cash compensation in local currency and the continued application of the covenants and certain other provisions under his employment agreement.  The employment agreement has an indefinite term and may be terminated by us or Mr. Tyagarajan, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 125% of annual base salary.  For 2020, the compensation committee set Mr. Tyagarajan's target bonus at $1,200,000, or 160% of base salary, which was unchanged from 2019. Mr. Tyagarajan is entitled to benefits and perquisites generally available to our other senior executives, reimbursement of automobile costs and $60,000 for personal costs. Mr. Tyagarajan is also entitled to four weeks of paid vacation per year.

For purposes of Mr. Tyagarajan's employment agreement, the term "good reason" means a material reduction in the nature of Mr. Tyagarajan's authorities or duties, a material reduction in base compensation, requiring Mr. Tyagarajan to report to any person other than our board of directors or a material relocation of Mr. Tyagarajan's principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Tyagarajan.

If Mr. Tyagarajan's employment is terminated by us without cause or by Mr. Tyagarajan for good reason, then in addition to any earned but unpaid salary or bonus and payment for accrued but unused vacation, Mr. Tyagarajan is entitled to payment of an amount equal to the sum of (I) two times Mr. Tyagarajan's then current base salary and (II) two times the annual bonus received for the fiscal year preceding the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Tyagarajan for the cost of acquiring health benefits for himself and his dependents at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination, or any earlier date on which he and his dependents become eligible for such health benefits from another employer.

Mr. Tyagarajan's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. The release would also be executed by us and release Mr. Tyagarajan from any claims by us relating to Mr. Tyagarajan's employment or services other than claims based on acts or omissions of Mr. Tyagarajan that involve fraud or which are not known to the non-employee directors on the date of such release. The release also includes a mutual non-disparagement provision.

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Under his employment agreement, for two years after the termination of his employment, Mr. Tyagarajan will be subject to certain non-compete and non-solicitation covenants.

Edward J. Fitzpatrick.    On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick in connection with his appointment as our Chief Financial Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Fitzpatrick, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 100% of annual base salary. In addition, Mr. Fitzpatrick is entitled to benefits and perquisites generally available to our other senior executives and four weeks of paid vacation per year.

For purposes of Mr. Fitzpatrick's employment agreement, the term "good reason" means a material reduction in the nature of Mr. Fitzpatrick's authorities or duties, a material reduction in base compensation, requiring Mr. Fitzpatrick to report to any person other than our CEO or a material relocation of Mr. Fitzpatrick's principal place of employment, which has not been cured by us within 30 days following notice to us of such event by Mr. Fitzpatrick.

In the event of Mr. Fitzpatrick's termination for good reason or by the Company without cause, Mr. Fitzpatrick will receive severance benefits that consist of a cash payment equal to the sum of (a) 12 months of his then current base salary and (b) the cost of acquiring health benefits for himself, his spouse and his eligible dependents for up to 12 months following termination. In addition, the equity awards granted under the Agreement will accelerate and vest as described below in the section titled "Potential Payments upon Termination or Change of Control— Incentive Compensation Plans."

Mr. Fitzpatrick's payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Fitzpatrick will be subject to certain non-compete and non-solicitation covenants for one year after the termination of his employment.

Darren Saumur.    On February 26, 2018, we entered into an employment agreement with Mr. Saumur in connection with his appointment as our Global Operating Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Saumur, subject to the severance provisions described below. The employment agreement provides for an annual base salary of $500,000 and a target bonus of $500,000. These amounts were not changed in 2019 or 2020.  Mr. Saumur is entitled to benefits and perquisites generally available to our other senior executives and employees based in Canada and four weeks of paid vacation per year.

If Mr. Saumur's employment is terminated by us without cause, then in addition to any earned but unpaid wages, Mr. Saumur is entitled to payment of (1) the greater of (a) the notice, termination pay in lieu of notice, and severance pay as expressly required by the Canada Employment Standards Act, 2000 (the “ESA”) or (b) six months of his base salary and, (2) if he has performed services for more than nine months in any performance year, his target bonus pro-rated to the date of termination. In addition, Mr. Saumur’s benefits will be continued for the greater of (1) six months or (2) whatever length of time is required by the ESA.  Mr. Saumur’s payments upon termination of employment described above in excess of his ESA entitlements are subject to his execution of a release of claims against us. In addition, Mr. Saumur will be subject to certain non-competition and non-solicitation covenants for one year after the termination of his employment.

Other Named Executive Officers.    We have employment agreements or appointment letters with our other named executive officers that were entered into upon their initial employment with the Company.  These arrangements generally provide for the terms of employment and initial base salaries but do not provide for any severance benefits upon termination of employment.

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Incentive Compensation Plans

We adopted our 2017 Omnibus Incentive Compensation Plan, or the 2017 Plan, on May 9, 2017 as a successor to our 2007 Omnibus Incentive Compensation Plan, or the 2007 Plan. The 2017 Plan was amended and restated in April 2019 and approved by our shareholders at our 2019 annual general meeting.  No grants may be made under the 2007 Plan after the date of adoption of the 2017 Plan.  Grants that were outstanding under the 2007 Plan as of the Company's adoption of the 2017 Plan remain subject to the terms of the 2007 Plan.

Options

The exercise price for the options granted in 2020 is equal to the closing price of our common shares on the grant date.  The options vest over a five-year period, 50% in 2023 and the remaining 50% in 2025, provided the recipients continue in service through each vesting date.

Performance Share Awards

The performance share awards granted to our named executive officers in 2020 under the 2017 Plan will convert into actual common shares of the Company based on the Company's attainment of certain performance goals measured over the period beginning January 1, 2020 and ending December 31, 2020 and the individual's continued service with the Company through January 10, 2023. Each award specifies a target number of performance shares. The number of common shares of the Company into which the performance shares are to convert is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 200%.  Under the 2020 performance share awards, the performance percentage was based on the Company's AOI, net bookings and transformation services revenue during the period from January 1, 2020 to December 31, 2020.

Under each award, AOI margin is a qualifying criterion, and for the other three goals, which are equally weighted, there are three designated levels of attainment: threshold, target and outstanding. Each of the three performance goals under the 2020 awards is independent, such that failure of the Company to achieve the threshold performance level for any single goal would affect the overall vesting percentage but would not prevent the awards from vesting with respect to the other goals for which threshold performance was attained, assuming the qualifying AOI margin is achieved and at least one other goal is met at the threshold level at a minimum. See the section titled "Equity-Based Compensation—2020 Performance Share Awards" above for more information. Based on our 2020 results, the 2020 performance share awards will vest (subject in each case to the recipient's continued service through January 10, 2023) at 67.808% of the target number of shares.

Under our 2020 performance share awards, if a change of control of the Company had occurred prior to the end of the performance period on December 31, 2020, the number of shares issuable under each award would have been at the target level.  If a change of control of the Company occurs after the end of the performance period but before the end of the service vesting period, the number of shares issuable will be based on actual performance.  The awards may be assumed, substituted or continued in connection with a change of control and continue to vest based on the service vesting requirements of the awards; if not assumed, substituted or continued, then the awards will vest in full and become payable at the time of the change of control.  A performance share award will vest in full in the event of a participant's termination by the Company without cause within 24 months following a change of control of the Company in connection with which the award is assumed, continued or substituted.

Additionally, each of the performance share awards will vest on a pro-rated basis based on actual performance in the event of the recipient's termination by reason of death or disability during the service period.

The performance share awards (and any shares issued thereunder or proceeds from the sale of such shares) are subject to forfeiture in the event of a breach of restrictive covenants. See "Compensation Discussion and Analysis— Recovery Policy."

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Change of Control

Pursuant to the 2007 Plan and the 2017 Plan, unless otherwise provided in an individual award agreement, in the event of a change of control of the Company, existing awards may be assumed, substituted or continued. If the awards are not assumed, substituted or continued, then:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;
•

all performance units and cash incentive awards will be paid out as if target performance levels had been attained, but pro-rated based on the portion of the performance period that elapses prior to the change of control; and

•

all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

The treatment of outstanding performance share awards in the event of a change of control is described above for the 2020 performance share awards.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;
•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;
•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or
•

an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25%.

Retirement Benefits

We provide our employees in the United States with a tax-qualified defined contribution 401(k) plan, pursuant to which employees may elect to defer pre-tax salary amounts up to the limits set by the Internal Revenue Code. We match 100% of the first 4% of salary deferred by our employees under the 401(k) plan up to the IRS-defined limit for qualified plans.

In the UK, we provide employees with a defined contribution pension scheme which meets the statutory requirements prescribed under local law. Employees contribute 3% of their pre-tax salary into the scheme, and the Company contributes an additional 6% of employees’ pre-tax salaries.

Nonqualified Deferred Compensation

The Deferred Compensation Plan provides a select group of management or highly compensated employees, which includes our U.S.-based named executive officers, with the opportunity to defer their base salary and their qualifying bonus compensation pursuant to the terms of the Deferred Compensation Plan. The Deferred Compensation Plan also provides for discretionary employer contributions. See the section titled "Nonqualified Deferred Compensation Plan" below for a description of the Deferred Compensation Plan.

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2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding each outstanding equity award held by our named executive officers as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
N.V. TYAGARAJAN	283,625(2)	—	13.52	6/14/2021	—	—	—	—
	1,500,000(3)	—	19.35	5/30/2023	—	—	—	—
	—	2,133,106(4)	30.29	5/7/2028	148,797(5)	6,154,244	—	—
	—	—	—	—	206,050(6)	8,522,228	—	—
	—	—	—	—	54,011(7)	2,233,895	—	—
EDWARD J. FITZPATRICK	250,000(8)	—	18.05	7/14/2024	—	—	—	—
	—	—	—	—	57,947 (9)	2,396,688	—	—
	—	252,152(10)	27.70	1/9/2029	70,183(6)	2,902,769	—	—
BALKRISHAN KALRA	67,280(3)	—	19.35	5/30/2023	—	—	—	—
	35,000(11)	35,000(11)	27.65	3/31/2026	—	—	—	—
	35,000(12)	35,000(12)	24.74	3/29/2027	—	—	—	—
	—	70,000(13)	31.50	4/1/2028	77,263(9)	3,195,598	—	—
	—	432,261(10)	27.70	1/9/2029	77,713(6)	3,214,210	—	—
	—	—	—	—	24,445(7)	1,011,045	—	—
DARREN SAUMUR	—	70,000(14)	31.37	4/8/2028	25,754(15)	1,065,185	—	—
	—	120,072(10)	27.70	1/9/2029	38,715(6)	1,601,252	—	—
	—	107,981(16)	43.94	2/18/2030	15,076(7)	623,543	—	—
KATHRYN STEIN	—	30,000(12)	24.74	3/29/2027	2,500(17)	103,400	—	—
	—	50,000(13)	31.50	4/1/2028	32,193(9)	1,331,502	—	—
	—	168,101(10)	27.70	1/9/2029	45,874(6)	1,897,349	—	—
	—	107,981(16)	43.94	2/18/2030	15,803(7)	653,612	—	—
(1)	Represents the aggregate market value of the shares subject to the award calculated using the NYSE closing price of our common shares on December 31, 2020.
(2)	This option was granted on June 15, 2011 and fully vested on June 17, 2015.
(3)	This option was granted on May 31, 2013 and fully vested on January 10, 2018.
(4)

This option was granted on May 8, 2018 and will vest with respect to 50% of the option on May 8, 2021 and the remaining 50% of the option will vest on May 8, 2023, subject to continued service through each vesting date.

(5)

Represents a performance share award granted on May 8, 2018 which vested based on the level of attainment of performance goals for the 2018 calendar year and continued service through January 10, 2021. The performance period for this award was completed on December 31, 2018, and the number of shares subject to the award is based on actual performance attainment at 128.773%.

(6)

Represents a performance share award granted on February 13, 2019 which vests based on the level of attainment of performance goals for the 2019 calendar year and continued service through January 10, 2022. The performance period for this award was completed on December 31, 2019, and the number of shares subject to the award is based on actual performance attainment at 167.108%. However, the award will not fully vest until completion of the service period on January 10, 2022.

(7)

Represents a performance share award granted on February 19, 2020 which vests based on the level of attainment of performance goals for the 2020 calendar year and continued service through January 10, 2023. The performance period for this award was completed on December 31, 2020, and the number of shares subject to the award is based on actual performance attainment at 67.808%. However, the award will not fully vest until completion of the service period on January 10, 2023.

(8)	This option was granted on July 15, 2014 and fully vested on July 15, 2019.
(9)

Represents a performance share award granted on April 2, 2018 which vested based on the level of attainment of performance goals for the 2018 calendar year and continued service through January 10, 2021. The performance period for this award was completed on December 31, 2018, and the number of shares subject to the award is based on actual performance attainment at 128.773%.

(10)

This option was granted on January 10, 2019 and will vest with respect to 50% of the option on January 10, 2022.  The remaining 50% of the option will vest on January 10, 2024, subject to continued service through each vesting date.

(11)

This option was granted on April 1, 2016 and vested with respect to 50% of the option on January 10, 2019.  The remaining 50% of the option will vest on January 10, 2021, subject to continued service through the vesting date.

(12)

This option was granted on March 30, 2017 and vested with respect to 50% of the option on January 10, 2020.  The remaining 50% of the option will vest on January 10, 2022, subject to continued service through the vesting date.

(13)

This option was granted on April 2, 2018 and will vest with respect to 50% of the option on April 2, 2021.  The remaining 50% of the option will vest on April 2, 2023, subject to continued service through each vesting date.

(14)

This option was granted on April 9, 2018 and will vest with respect to 50% of the option on April 9, 2021.  The remaining 50% of the option will vest on April 9, 2023, subject to continued service through each vesting date.

48 | 2021 Proxy Statement

(15)

Represents a performance award granted on April 9, 2018 which vested based on the level of attainment of performance goals for the 2018 calendar year and continued service through January 10, 2021. The performance period for this award was completed on December 31, 2018, and the number of shares subject to the award is based on actual performance attainment at 128.773%.

(16)

This option was granted on February 19, 2020 and will vest with respect to 50% of the option on February 19, 2023 and the remaining 50% of the option will vest on February 19, 2025, subject to continued service through each vesting date.

(17)

Represents restricted share units granted on March 30, 2017 that vested with respect to 25% on each of January 10, 2018, January 10, 2019 and January 10, 2020.  The remainder of the restricted share units will vest on January 10, 2021, subject to continued service through the vesting date.

2020 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding exercises of Company options and vesting of stock awards for each of our named executive officers during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N.V. TYAGARAJAN	51,052	1,471,932	42,561(2)	3,928,843
EDWARD J. FITZPATRICK	—	—	30,583(2)	2,323,279
BALKRISHAN KALRA	—	—	40,147(2)	3,127,496
DARREN SAUMUR	—	—	8,132(3)	528,850
KATHRYN STEIN	30,000	376,157	10,930(4)	778,906
(1)	Represents the aggregate price at which shares acquired upon exercise of the options were sold, net of the exercise price paid for acquiring the shares.
(2)	These shares vested and were issued, net of shares withheld for taxes, on January 10, 2020 pursuant to performance share awards granted in March 2017.
(3)	These shares vested and were issued, net of shares withheld for taxes, on April 9, 2020 pursuant to an RSU award granted in April 2018.
(4)

Of this amount, (i) 9,518 shares vested and were issued, net of shares withheld for taxes, on January 10, 2020 pursuant to a performance share award granted in March 2017 and (ii) 1,412 shares vested and were issued, net of shares withheld for taxes, on January 10, 2020 pursuant to an RSU award granted in March 2017.

2020 PENSION BENEFITS

None of our NEOs participated in any defined benefit pension plan in 2020.

2021 Proxy Statement | 49

NONQUALIFIED DEFERRED COMPENSATION PLAN

The following table sets forth certain information with respect to our Deferred Compensation Plan as of December 31, 2020 for our named executive officers who elected to participate.

Name	Executive Contributions in 2020 ($)(1)	Company Contributions in 2020 ($)	Aggregate Earnings in 2020 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2020 ($)(3)
N.V. TYAGARAJAN	—	—	—	—	—
EDWARD J. FITZPATRICK	515,428	—	408,407	—	2,521,593
BALKRISHAN KALRA	766,427	—	279,717	—	2,577,295
DARREN SAUMUR	—	—	—	—	—
KATHRYN STEIN	—	—	—	—	—
(1)

Contributions are included in the Summary Compensation Table under the "Non-equity Incentive Plan Compensation" column for Mr. Fitzpatrick and under the "Salary" and "Non-equity Incentive Plan Compensation" columns for Mr. Kalra. Non-equity incentive plan awards were earned with respect to fiscal 2020 but awarded after the end of the fiscal year and, accordingly, the deferred amounts were contributed to the Deferred Compensation Plan in 2021.

(2)

Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid. Because the deferrals of non-equity incentive plan compensation earned with respect to fiscal 2020 did not occur until after the end of the fiscal year, no earnings on these amounts are included in this column.

(3)	Includes contributions of non-equity incentive plan compensation that was earned with respect to fiscal 2020 but contributed to the Deferred Compensation Plan in 2021.

The Deferred Compensation Plan provides a select group of management or highly compensated employees (within the meaning of the Employee Retirement Income Security Act of 1974, as amended) of Genpact LLC and participating affiliates, including our U.S.-based named executive officers, the opportunity to defer from 1% up to 80% of their base salary and from 1% up to 100% of their qualifying bonus compensation (or such other minimums or maximums as determined by the administrator of the Deferred Compensation Plan).  Participant deferrals are 100% vested at all times. The Deferred Compensation Plan also allows discretionary supplemental employer contributions by Genpact USA, Inc. (the "Member"), in the Member's sole discretion, to be credited to some or all participant accounts. Discretionary supplemental employer contributions, if made, will be subject to a two-year vesting schedule (50% vesting on the one-year anniversary of approval of the contribution and 50% vesting on the second year anniversary of approval of the contribution, subject in each case to the participant's continuing service) or such other vesting schedule as determined by the Member at the time the contribution is approved.

A participant's compensation deferrals and discretionary supplemental employer contributions (if any) will be credited or debited with notional investment gains and losses equal to the experience of selected hypothetical investment funds offered under the Deferred Compensation Plan and elected by the participant. The administrator of the Deferred Compensation Plan has the discretion to establish procedures by which the participants can change their investment elections among the available alternatives. Currently, participants can change their elections on a daily basis, subject to excessive trading limits.

A participant may elect to receive his or her deferred compensation and earnings thereon either (a) in a specified year or (b) following separation from service, in a single sum or in annual installments over a period of up to 15 years.

If a participant does not make an election with respect to the timing and/or form of payment, the deferred compensation will be paid in a lump sum upon participant's separation from service. Any supplemental employer contribution will be paid upon a participant's separation from service in the form of payment elected by the participant, unless otherwise designated by the Member at the time the contribution is authorized. Pursuant to the terms of the Deferred Compensation Plan, payments may be accelerated in certain circumstances, including death of the participant, unforeseeable emergency, limited cashouts, payment of taxes, certain offsets to satisfy debt, failure of the Plan to meet statutory requirements and termination of the Deferred Compensation Plan.

50 | 2021 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment agreements and award agreements under the Incentive Compensation Plans.

Employment Agreements with Named Executive Officers

We have entered into agreements with Messrs. Tyagarajan, Fitzpatrick and Saumur that provide for certain payments and benefits to be paid upon certain terminations of employment. See "Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table— Employment Agreements with Named Executive Officers" above for a description of these provisions.

Incentive Compensation Plans

The general treatment of outstanding awards under our 2007 and 2017 Plans in the event of a change of control is described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Incentive Compensation Plans.”  However, certain equity grants have special change of control vesting provisions, as described below.

Generally, except as described below or upon certain qualifying terminations following a change of control (as described under "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Incentive Compensation Plans"), our equity awards to our named executive officers do not provide for accelerated vesting upon a termination of employment.

The option granted to Mr. Tyagarajan in 2018 will vest on an accelerated basis as follows: in the event of his termination (i) on account of death or disability, the option will become vested as to an additional 20% of the option shares and (ii) without cause or for good reason (other than within 24 months following a change of control), the option will become vested (x) in the case of any such termination prior to May 8, 2021, with respect to that number of option shares that would have vested had he remained in service through May 8, 2021, or (y) in the case of any such termination on or after May 9, 2021, with respect to an additional 25% of the option shares.  The option will also vest upon a qualifying termination following a change of control as described above in the section titled "Change of Control."

Additionally, each of the performance share awards granted to our named executive officers will vest on a pro-rated basis based on actual performance in the event of the executive's termination by reason of death or disability.

2021 Proxy Statement | 51

TERMINATION AND CHANGE OF CONTROL POTENTIAL PAYMENTS AND BENEFITS TABLE

The amounts disclosed in the table below are based on the payments and benefit costs that would have been incurred by the Company if the named executive officer's employment had terminated as of the last business day of the fiscal year ended December 31, 2020.  The amounts included below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.  Where applicable, the value of one of our common shares on December 31, 2020 was $41.36, which was the closing market price of our common shares on the NYSE on such date.

Change of Control(2)
Name	Involuntary Termination without Cause ($)	Involuntary Termination for Cause ($)	Termination with Good Reason(1) ($)	Voluntary Termination Other than Death or Disability ($)	Termination due to Death or Disability ($)	Accelerated Vesting upon qualifying termination or if Award not Assumed, Substituted or Continued by the Acquiring Entity ($)	Award Assumed, Substituted or Continued by the Acquiring Entity ($)
N.V. TYAGARAJAN
Cash Severance	5,100,000(3)	—	5,100,000(3)	—	—	—	—
Equity Treatment	11,806,742(4)	—	11,806,742(4)	—	17,303,087(5)	40,523,913(6)	—
Health and Welfare	24,743(7)	—	24,743(7)	—	—	—	—
TOTAL	16,931,485	—	16,931,485	—	17,303,087	40,523,913	—
EDWARD J. FITZPATRICK
Cash Severance	620,000(8)	—	620,000(8)	—	—	—	—
Equity Treatment	—	—	—	—	4,331,916(9)	8,743,912(10)	—
Health and Welfare	17,334(11)	—	17,334(11)	—	—	—	—
TOTAL	637,334	—	637,334	—	4,331,916	8,743,912	—
BALKRISHAN KALRA
Cash Severance	—	—	—	—	—	—	—
Equity Treatment	—	—	—	—	5,675,468(12)	15,077,357(13)	—
Health and Welfare	—	—	—	—	—	—	—
TOTAL	—	—	—	—	5,675,468	15,077,357	—
DARREN SAUMUR
Cash Severance	750,000(14)	—	—	—	—	—	—
Equity Treatment	—	—	—	—	2,340,579(12)	5,629,529(15)	—
Health and Welfare	1,856(16)	—	—	—	—	—	—
TOTAL	751,856	—	—	—	2,340,579	5,629,529	—
KATHRYN STEIN
Cash Severance	—	—	—	—	—	—	—
Equity Treatment	—	—	—	—	2,814,298(12)	7,273,764(17)	—
Health and Welfare	—	—	—	—	—	—	—
TOTAL	—	—	—	—	2,814,298	7,273,764	—
(1)	See definitions of "good reason" in "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Employment Agreements with Named Executive Officers.”
(2)	The following terms apply to outstanding awards in the event of a change of control:
•	outstanding awards may be assumed, substituted or continued, in which case there is no accelerated vesting of the awards;
•

performance share awards granted to our named executive officers and the option granted to Mr. Tyagarajan in 2018 vest in full upon a termination without cause (or, in the case of the 2018 option grant to Mr. Tyagarajan, for good reason) within 24 months following a change of control in which the awards are assumed, substituted or continued; and

•	if outstanding awards are not assumed, substituted or continued, then they vest in full upon a change of control.
(3)

Amount represents the payment of an amount equal to two times the sum of (i) Mr. Tyagarajan's annual base salary of $750,000 and (ii) the annual bonus he received for the fiscal year preceding the fiscal year of termination, which annual bonus was $1,800,000 in 2019.

52 | 2021 Proxy Statement

(4)	Amount represents the estimated value of accelerated vesting of 50% of the shares subject to Mr. Tyagarajan's 2018 option upon a termination prior to May 8, 2021.
(5)

Amount represents the estimated value of accelerated vesting of (i) an unvested 20% of the Company options granted to Mr. Tyagarajan in 2018 and (ii) the pro-rated vesting of performance share units granted in 2018, 2019 and 2020, calculated at actual performance.

(6)

Amount represents the estimated value of accelerated vesting of (i) all of the unvested Company options granted to Mr. Tyagarajan in 2018 and (ii) the performance share units granted to Mr. Tyagarajan in 2018, 2019 and 2020, calculated at actual performance.

(7)

Amount represents the estimated value of providing Mr. Tyagarajan and his dependents with health benefits for two years following the date of termination at the same level of coverage provided to our U.S.-based senior executives. This amount is calculated based on the present value of the maximum liability with respect to Mr. Tyagarajan and his dependents under our applicable benefit plan in effect as of December 31, 2020.

(8)	Amount represents the payment of an amount equal to Mr. Fitzpatrick's annual base salary as of December 31, 2020 of $620,000.
(9)	Amount represents the estimated value of the pro-rated vesting of performance share units granted in 2018 and 2019, calculated at actual performance.
(10)

Amount represents the estimated value of the full vesting of (i) performance share units granted in 2018 and 2019, calculated at actual performance, and (ii) the unvested Company option granted in 2019, assuming a change of control in connection with which such awards are not assumed, substituted or continued. The outstanding unvested option granted to Mr. Fitzpatrick in 2019 does not provide for acceleration in the event of a termination following a change of control in connection with which such option is assumed, substituted or continued.  Accordingly, the value of accelerated vesting of Mr. Fitzpatrick's outstanding unvested equity awards in the event of a qualifying termination following a change of control in which the awards are assumed, substituted or continued is comprised only of the value of accelerated vesting of his performance share awards and would be $5,299,515.

(11)

Amount represents the estimated value of providing Mr. Fitzpatrick and his dependents with health benefits for twelve months following the date of termination at the same level of coverage provided to our U.S.-based senior executives. This amount is calculated based on the present value of the maximum liability with respect to Mr. Fitzpatrick and his dependents under our applicable benefit plan in effect as of December 31, 2020.

(12)	Amount represents the estimated value of pro-rated vesting of performance share units granted in 2018, 2019 and 2020, calculated at actual performance.
(13)

Amount represents the estimated value of accelerated vesting of (i) performance share units granted in 2018, 2019 and 2020, calculated at actual performance, and (ii) unvested Company options granted in 2016, 2017, 2018 and 2019, assuming a change of control in connection with which such awards are not assumed, substituted or continued. The outstanding unvested options granted to Mr. Kalra do not provide for acceleration in the event of a termination following a change of control in connection with which such options are assumed, substituted or continued.  Accordingly, the value of accelerated vesting of his outstanding unvested equity awards in the event of a qualifying termination following a change of control in which the awards are assumed, substituted or continued is comprised only of the value of accelerated vesting of his performance share units and would be $7,420,922.

(14)	Amount represents the payment of an amount equal to the sum of (i) six months of Mr. Saumur’s base salary and (ii) his target bonus pro-rated to the date of termination.
(15)

Amount represents the estimated value of accelerated vesting of (i) performance share units granted in 2018, 2019 and 2020, calculated at actual performance, and (ii) unvested Company options granted in 2018 and 2019, assuming a change of control in connection with which such awards are not assumed, substituted or continued. The outstanding unvested options granted to Mr. Saumur do not provide for acceleration in the event of a termination following a change of control in connection with which such options are assumed, substituted or continued. Accordingly, the value of accelerated vesting of his outstanding unvested equity awards in the event of a qualifying termination following a change of control in which the awards are assumed, substituted or continued is comprised only of the value of accelerated vesting of his performance share units and would be $3,290,046.

(16)

Amount represents the estimated value of providing Mr. Saumur with health benefits for six months following the date of termination. This amount is calculated based on the present value of the maximum liability with respect to Mr. Saumur under our applicable benefit plan in effect for Canadian employees as of December 31, 2020 and was converted from Canadian dollars at the rate of CAD 1/US$0.743.

(17)

Amount represents the estimated value of accelerated vesting of (i) performance share units granted in 2018, 2019 and 2020, calculated at actual performance, (ii) unvested Company options granted in 2017, 2018 and 2019, and (iii) unvested restricted share units granted in 2017 assuming a change of control in connection with which such awards are not assumed, substituted or continued. The outstanding unvested options and restricted share units granted to Ms. Stein do not provide for acceleration in the event of a termination following a change of control in connection with which such options or restricted share units are assumed, substituted or continued. Accordingly, the value of accelerated vesting of her outstanding unvested equity awards in the event of a qualifying termination following a change of control in which the awards are assumed, substituted or continued is comprised only of the value of accelerated vesting of her performance share units and would be $3,882,505.

2021 Proxy Statement | 53

CEO PAY RATIO

For 2020, Mr. Tyagarajan's total annual compensation as disclosed in the Summary Compensation Table was $5,294,702, and the total annual compensation (taking into account a cost of living adjustment for wages paid to employees outside the U.S.) for our median employee, located in India, was $27,246, resulting in a pay ratio of 194:1.  We have employees in more than 20 countries, and more than 90% of our employees are located outside of the U.S.  Most of these non-U.S. employees are based in India and other countries in which wage levels have historically been significantly lower than wage levels in the U.S. and Western Europe for comparably skilled professionals.

We used the following methodology and assumptions to identify the median employee and calculate the annual total compensation of the median-paid employee:

•

We selected October 1, 2019 as the date on which to determine our median employee.  As of that date, we had more than 91,000 active, full-time employees, of which only approximately 8,800 were located inside the U.S.

•

SEC regulations allow employers to identify the median based on a consistently applied compensation measure, or CACM. We used (A) annualized base salary plus (B) target bonus or other incentive compensation for 2019 as our CACM because these two elements are consistently available across all countries where we have employees.

•

We ranked this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Tyagarajan, whether employed on a full-time, part-time, or seasonal basis.

•	We converted amounts paid in foreign currencies to the U.S. dollar based on the applicable 2019 average exchange rates.

As permitted by SEC rules, we performed two separate calculations in identifying our median employee: one involved making a cost-of-living-adjustment ("COLA") for individuals employed outside of the U.S. and Puerto Rico, and one did not employ a COLA for those individuals.  We performed the COLA based on the figures available as of the determination date of October 1, 2019 from the World Bank Price Level Ratio of PPP Conversion Factor (GDP) to market exchange rate, available at http://data.worldbank.org/indicator/PA.NUS.PPPC.RF.  Using the COLA, we determined that our median employee was an employee working in India as discussed above. The exchange rate we used to convert our median employee's compensation to the U.S. dollar for 2020 was 1 Indian rupee to 0.0135 U.S. dollar, and based on the most recent figures available from the World Bank Price Level Ratio of PPP Conversion Factor (GDP) to market exchange rate, available at http://data.worldbank.org/indicator/PA.NUS.PPPC.RF, a COLA of 1 to 0.3001 was applied to this individual's U.S. dollar-converted annual total compensation.  Performing the median employee identification analysis without employing a cost-of-living adjustment, we determined that the 2020 annual total compensation for a different median employee, also located in India, was $10,055, resulting in a pay ratio of 527:1. The exchange rate we used to convert such employee's 2020 compensation to the U.S. dollar was 1 Indian rupee to 0.0135 U.S. dollar.  Because our median employee is located in India and our CEO is located in the U.S., our CEO pay ratio is higher than it would be if our employee base were concentrated primarily in the U.S. or if most of our employees, including our CEO, were employed in the same jurisdiction.

We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, our pay ratio may not be comparable to the pay ratios reported by other companies.

54 | 2021 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about the securities authorized for issuance under the 2017 Omnibus Incentive Compensation Plan, the 2007 Omnibus Incentive Compensation Plan and the Genpact Employee Stock Purchase Plans as of December 31, 2020.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price of Outstanding Options and Rights(2)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares in First Column)(3)
Equity compensation plans approved by shareholders	13,142,260	$26.41	14,665,317
Equity compensation plans not approved by shareholders	—	—	—
Total	13,142,260	$26.41	14,665,317
(1)

The performance periods for the performance shares granted in 2018, 2019 and 2020 are complete, so actual performance has been used to determine the number of shares issuable under such awards upon completion of the respective service periods.  Amounts in this column exclude (i) shares reserved for issuance under the Company's Employee Stock Purchase Plans and (ii) shares issuable in 2021 under restricted share unit awards that vested as of December 31, 2020.

(2)	The weighted average exercise price does not take into account restricted share units and performance shares or purchase rights under the Company's Employee Stock Purchase Plans.
(3)

The amounts in this column are comprised of (i) 2,456,991 shares reserved for issuance under the Company's Employee Stock Purchase Plans and (ii) 12,208,236 shares available for issuance under the Company's 2017 Omnibus Incentive Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2020, Mmes. Lindstrom and Morken and Messrs. Madden, Nunnelly and Scott served as members of our compensation committee. No member of our compensation committee was at any time during fiscal 2020, or formerly, an officer or employee of Genpact Limited or any subsidiary of Genpact Limited. No member of our compensation committee had any relationship with us during fiscal 2020 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.

During fiscal 2020, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on its review and such discussions, the compensation committee recommended to the Company's board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Genpact Limited.

Mark Nunnelly, Chair
Carol Lindstrom
James Madden
CeCelia Morken

2021 Proxy Statement | 55

PROPOSAL 2 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Company's shareholders are entitled to vote at the annual general meeting to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, our Board or the compensation committee.

Although the vote is non-binding, our Board and the compensation committee value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the Company's executive officers.  At the past four annual general meetings of our shareholders held in May of each of 2017, 2018, 2019 and 2020, the results of the shareholder advisory votes supported our executive compensation programs, with approximately 99%, 97%, 70% and 84% of the votes, respectively, having been cast for the approval of the compensation of our named executive officers.

Our shareholders are given the opportunity to vote on an advisory, non-binding basis on the compensation of our named executive officers annually.  The next opportunity for our shareholders to vote on such a proposal will be at the 2022 annual general meeting of our shareholders. As described in the section titled "Compensation Discussion and Analysis," our executive compensation program has a strong pay-for-performance alignment and is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues (including transformation services revenues in particular), improving operating margins and deepening client relationships. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value. Shareholders are urged to read the foregoing "Compensation Discussion and Analysis" section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. Our Board and our compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

We are asking our shareholders to vote for the following resolution:

"RESOLVED, that the Company's shareholders hereby approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the various compensation tables and the accompanying narrative discussions."

BOARD RECOMMENDATION: The board recommends that you vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

56 | 2021 Proxy Statement

Audit Matters

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2020 and has discussed these financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required by the applicable auditing standards adopted by the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Genpact.

Based on its discussions with management and the independent registered public accounting firm, and its review of the information provided by management and the independent registered public accounting firm, the audit committee recommended to our board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

By the audit committee of the board of directors of Genpact Limited.

Mark Verdi, Chair Stacey Cartwright Laura Conigliaro CeCelia Morken Brian Stevens

2021 Proxy Statement | 57

PROPOSAL 3 — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected KPMG as our independent registered public accounting firm for the current fiscal year. KPMG has served as our independent registered public accounting firm since October 1, 2004. If this proposal is not approved at our 2021 annual meeting, our audit committee will reconsider its selection of KPMG. Representatives of KPMG are not expected to be present at the annual meeting.

BOARD RECOMMENDATION: The board of directors believes that the appointment of KPMG as our independent registered public accounting firm is in the Company's best interests and the best interests of our shareholders and therefore recommends a vote FOR approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table presents the aggregate fees for services rendered by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2020 and 2019.

	Fiscal 2020	Fiscal 2019
	($ in thousands)
Audit fees	$2,658	$3,146
Audit-related fees	968	1,007
Tax fees	353	468
All other fees	86	75
Total fees	$4,065	$4,696

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements, issuance of comfort/consent letters related to notes offerings and multiple secondary equity offerings, and audit services provided in connection with other statutory or regulatory filings. Comfort/consent letter fees of approximately $510,000 related to our four secondary equity offerings in 2019 are reflected in the table above, of which approximately $340,000 was reimbursed by Bain Capital and its co-investors. Audit-related fees consist primarily of assurance and related services. Assurance and related services mainly include SOC 1 (ISAE 3402) attestation and certification for submission to statutory and regulatory authorities. Tax fees include fees for professional services for tax compliance, assessment support and advisory services. All other fees include fees for services provided other than the services reported above.

58 | 2021 Proxy Statement

Audit Committee's Pre-approval Policy and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee's pre-approval policies and procedures. From time to time, the audit committee may pre-approve services that are expected to be provided to Genpact by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the audit committee, management or the independent registered public accounting firm report to the audit committee regarding services actually provided to Genpact.

During fiscal 2020, no services were provided to Genpact by KPMG other than in accordance with the pre-approval policies and procedures described above.

2021 Proxy Statement | 59

Important Information about the Annual General Meeting and Voting

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and act on the following matters:

1.	To elect eleven (11) directors to hold office until the next annual election or until their successors are duly elected and qualified;
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;
3.	To approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Why is the annual meeting a virtual, online meeting?

To support the health and well-being of our shareholders, employees and directors in light of the COVID-19 pandemic, our annual meeting will be a virtual meeting of shareholders where shareholders will participate by accessing a website using the Internet. There will not be a physical meeting location. In light of the public health and safety concerns related to the COVID-19 pandemic, we believe that hosting a virtual meeting will facilitate shareholder attendance and participation at our annual meeting by enabling shareholders to safely participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct which will be posted in advance of the meeting and will be available during the online meeting at www.meetingcenter.io/285557805. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as shareholders have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform. Pending the status of the COVID-19 pandemic, we intend to resume holding an in-person annual meeting for our 2022 annual meeting of shareholders.

How do I submit a question during the annual meeting?

If you wish to submit a question during the annual meeting, follow the instructions contained in this proxy statement for how to attend the meeting as a “Shareholder.”  Our virtual meeting will be governed by our Rules of Conduct, which will be posted in advance of the meeting. The Rules of

Conduct will address the ability of shareholders to ask questions during the meeting, including rules relating to permissible topics and how questions and comments will be recognized and disclosed to meeting participants.  All questions received from shareholders that relate to permissible topics and that we do not get an opportunity to answer during the meeting will be posted with an answer on our website at genpact.com/investors as soon as practicable following the annual meeting.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on March 12, 2021. This date is the record date for the annual meeting.

Shareholders of record at the close of business on March 12, 2021 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 187,149,112.

How many votes do I have?

Each common share of Genpact that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to read the instructions below and vote. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.

How do I vote?

If you are a record holder of Genpact shares, you may deliver your proxy to vote your shares in one of the following ways. If you hold your shares in “street name,” refer to the information below on how to vote your shares.

You may submit your proxy to vote online.  If you have Internet access, you may submit your proxy to vote your shares from any location as described in the Notice. If you attend the annual meeting virtually as a record holder of shares you may submit your proxy to vote by following the instructions available during the meeting at www.meetingcenter.io/285557805.  You will need the control number found on your proxy card or notice, or e-mail you previously received.  If your shares are held in “street name,” see “Can I vote if my shares are held in “street name?” below for

60 | 2021 Proxy Statement

instructions on how to vote your shares during the annual meeting.

You may submit your proxy to vote by telephone.    If you request printed copies of the proxy materials, you may submit your proxy to vote your shares by telephone by calling 1 800-652-VOTE (8683) from within the US, US territories and Canada by following the instructions in the Notice.

You may submit your proxy to vote by mail.    If you request printed copies of the proxy materials, you may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the postage-prepaid envelope provided. You do not need to put a stamp on the envelope provided if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” Proposals 2 and 3.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail?

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to shareholders over the Internet. Most shareholders are receiving by mail a Notice Regarding the Availability of Proxy Materials (“Notice”), which provides general information about the annual meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail), the Notice contains instructions on how to do so. Shareholders who have elected to receive paper copies of the proxy materials will receive these materials by mail.

Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares online or by telephone?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	submitting another proxy to vote with a later date online or by telephone;
•	signing and delivering another proxy with a later date to our Corporate Secretary, c/o Genpact
LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036 USA;
•	giving our Corporate Secretary written notice before the virtual meeting that you want to revoke your proxy; or
•	voting online at the virtual meeting.

Your attendance at the virtual meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting online or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If the shares you own are held in “street name” by a bank or brokerage firm, and you would like to vote your shares at the virtual annual meeting, you must register in advance to attend the annual meeting and participate as a shareholder. To register, you must submit proof of your proxy power (legal proxy) reflecting your Genpact shareholdings, along with your name and email address to our transfer agent, Computershare. To do this, you must forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Eastern Daylight Time, on April 30, 2021. You will receive a confirmation email from Computershare of your registration.

If you do not have a control number, you may still attend as a guest (non-shareholder) but will not have the option to vote your shares or ask questions during the virtual meeting.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange

2021 Proxy Statement | 61

(“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the approval of KPMG as the Company’s independent registered public accounting firm for fiscal year 2021 are non-routine matters and, therefore, common shares held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

What constitutes a quorum?

In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present virtually for that particular matter. For each of the proposals described in the accompanying Notice of 2021 Annual General Meeting, we will have a quorum if at least two shareholders are present virtually or by proxy who hold or represent more than 50 percent of the outstanding shares entitled to vote, or at least 93,574,557 shares. Common shares represented virtually or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors. The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the board of directors that would have been filled by the director nominee will become vacant. The board of directors has the ability to fill any vacancy upon the recommendation of its nominating and governance committee.

How will votes be counted?

Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, online, by telephone or on a ballot voted online during the annual meeting. Shares will not be voted in respect of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes. If the shareholder signs and submits but does not indicate voting instructions on the proxy card, the proxies will have the authority to vote in respect of all proposals.

Who will count the votes?

Computershare, our transfer agent, will serve as independent vote tabulator and will count the votes. Our Chief Legal Officer, Heather White, has been appointed by the board of directors as the Inspector of Election and will certify the results of the voting.

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends that you vote:

FOR the election of the eleven (11) directors listed under Proposal 1 to hold office until the next annual election or until their successors are duly elected and qualified;

FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

FOR the approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Will any other business be conducted at the meeting or will other matters be voted on?

The board of directors does not know of any other matters that may properly come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail, online or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

62 | 2021 Proxy Statement

Where can I find the voting results?

We will report the voting results in a current report on Form 8-K within four business days of the 2021 annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2022 annual general meeting?

Our bye-laws contain advance notice procedures with regard to shareholder proposals not related to director nominations. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2022 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2022 Annual General Meeting of Shareholders at the New York City address set forth below no later than November 25, 2021.

Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the shareholder proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bye-laws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder on whose behalf the proposal is made;

•	the name and record address of the shareholder;
•	the class and number of shares of our share capital which are owned and of record by the shareholder;
•

a representation that the shareholder is a holder of record of our shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

Our bye-laws also contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary not less than 120 days nor more than 150 days prior to the date of the proxy statement released to shareholders in connection with the prior year’s annual meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the owner on whose behalf the nomination is made, including:

•	the name and record address of the shareholder and the owner;
•	the class and number of shares of our share capital which are owned beneficially and of record by the shareholder;
•

a representation that the shareholder is a holder of record of our shares entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business address and residence of such proposed nominee;
•	the principal occupation or employment of the proposed nominee;
•	the class, series and number of shares of the Company beneficially owned by such nominee;

2021 Proxy Statement | 63

•	particulars which would, if such proposed nominee were appointed as a director, be required to be included in the Company’s register of Directors and Officers;
•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Any proposals, nominations or notices should be sent to:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail, but our directors, officers and select other employees may also solicit proxies by telephone, e-mail or other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Will the 2020 financial statements be presented at the virtual annual meeting?

Yes. At the virtual annual meeting we will present the audited consolidated financial statements for the fiscal year ended December 31, 2020, as required by Bermuda law. Copies of these financial statements are included in our Annual Report on Form 10-K.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available on our website at www.genpact.com. If you would like a copy of our Annual Report on Form 10-K, we will send you one without exhibits at no charge. Please contact:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of each of our proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036, Attention: Corporate Secretary, or by telephone at (646) 624-5913. If you would like to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or by telephone at (646) 624-5913.

64 | 2021 Proxy Statement

Other Matters

Our board of directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented at the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

Electronic Submission of Proxies for Voting

If you own your common shares of record, you may submit your proxy to vote your shares online at www.envisionreports.com/G by following the instructions in the Notice. Proxies submitted online must be received by 12:30 p.m., Eastern Daylight Time, on May 5, 2021.

If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote online or by telephone, instructions for which will be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the virtual meeting. Whether or not you plan to attend, you are urged to submit your proxy to vote your shares online by following the instructions in the Notice, or, if you request printed copies of the proxy materials, by mail or by telephone. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the virtual meeting may vote their shares during the meeting even though they have sent in their proxies.

2021 Proxy Statement | 65

Exhibit 1

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

This Proxy Statement includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures:

•	Adjusted income from operations attributable to shareholders of Genpact Limited, or adjusted income from operations;
•	Adjusted income from operations margin;
•	Adjusted diluted earnings per share attributable to shareholders of Genpact Limited, or adjusted diluted earnings per share; and
•	Revenue growth on a constant currency basis.

In addition to using these measures as compensation performance measures, we use these non-GAAP financial measures for our internal management reporting, budgeting and decision-making purposes, including comparing our operating results to those of our competitors. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Accordingly, these non-GAAP financial measures, the financial statements prepared in accordance with GAAP and the reconciliations of our GAAP financial statements to such non-GAAP financial measures should be carefully evaluated.

Prior to July 2012, we used financial statements that excluded significant acquisition-related expenses, amortization of related acquired intangibles, and amortization of acquired intangibles at the company's formation in 2004 for our internal management reporting, budgeting and decision making purposes, including comparing our operating results to those of our competitors. However, considering our frequent acquisitions of varying scale and size, and the difficulty in predicting expenses relating to acquisitions and the amortization of acquired intangibles thereof, since July 2012 we have used financial statements that exclude all acquisition-related expenses and amortization of acquired intangibles for our internal management reporting, budgeting and decision-making purposes, including comparing our operating results to those of our competitors. For the same reasons, since April 2016 we have excluded the impairment of acquired intangible assets from the financial statements we use for internal management purposes. Acquisition-related expenses are excluded in the period in which an acquisition is consummated.

We also use financial statements that exclude stock-based compensation expense. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting ASC 718 "Compensation-Stock Compensation," we believe that providing non-GAAP financial measures that exclude such expenses allows investors to make additional comparisons between our operating results and those of other companies. Additionally, in our calculations of such non-GAAP financial measures, we have adjusted foreign exchange gains and losses, interest income and expense and income tax expenses from GAAP net income attributable to Genpact Limited shareholders, and other income and expenses, certain gains, losses and impairment charges attributable to equity-method investments, and gains or losses attributable to non-controlling interests from GAAP income from operations because we believe that our results after taking into account these adjustments more accurately reflect our ongoing operations.  For the purpose of calculating adjusted diluted earnings per share, the combined current and deferred tax effect is determined by multiplying each pre-tax adjustment by the applicable statutory income tax rate.

We provide information about revenues on a constant currency basis so that the revenues may be viewed without the impact of foreign currency exchange rate fluctuations compared to prior fiscal periods, thereby facilitating period-to-period comparisons of our true business performance. Revenue growth on a constant currency basis is calculated by restating current-period activity using the prior fiscal period's foreign currency exchange rates adjusted for hedging gains/losses in such period.

2021 Proxy Statement | E-1

Accordingly, we believe that the presentation of adjusted income from operations, adjusted income from operations margin, adjusted diluted earnings per share and revenue growth on a constant currency basis, when read in conjunction with our reported results, can provide useful supplemental information to our investors and our management regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using adjusted income from operations and adjusted income from operations margin versus income from operations, income from operations margin, net income attributable to Genpact Limited shareholders and net income attributable to Genpact Limited shareholders margin calculated in accordance with GAAP is that these non-GAAP financial measures exclude certain recurring costs and certain other charges, namely stock-based compensation and amortization and impairment of acquired intangibles. We compensate for this limitation by providing specific information on the GAAP amounts excluded from adjusted income from operations and adjusted income from operations margin.

The following tables show the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures for the years ended December 31, 2019 and 2020:

Reconciliation of Net income attributable to Genpact Limited shareholders/Margin to Adjusted Income from Operations/Margin

(In thousands)

	Year ended December 31,
	2019	2020
Net income attributable to Genpact Limited Shareholders	$304,881	$308,276
Foreign exchange (gains) losses, net	(7,729)	(7,482)
Interest (income) expense, net	43,458	48,960
Income tax expense	94,536	92,201
Stock-based compensation expense	83,885	74,008
Amortization and impairment of acquired intangible assets	31,458	43,648
Restructuring expenses	—	26,547
Acquisition-related expenses	8,352	2,650
Adjusted income from operations	$558,841	$588,808
Net income attributable to Genpact Limited shareholders margin	8.7%	8.3%
Adjusted income from operations margin	15.9%	15.9%

Reconciliation of Income from Operations/Margin to Adjusted Income from Operations/Margin

(In thousands)

	Year ended December 31,
	2019	2020
Income from operations	$429,376	$438,717
Stock-based compensation expense	83,885	74,008
Amortization and impairment of acquired intangible assets	31,458	43,648
Acquisition-related expenses	8,352	2,650
Other income (expense), net	5,786	3,238
Restructuring expenses	—	26,547
Equity-method investment activity, net	(16)	—
Adjusted income from operations	$558,841	$588,808
Income from operations margin	12.2%	11.8%
Adjusted income from operations margin	15.9%	15.9%

E-2 | 2021 Proxy Statement

Reconciliation of Diluted EPS to Adjusted Diluted EPS(1)

(Per share data)

	Year ended December 31,
	2019	2020
Diluted EPS	$1.56	$1.57
Stock-based compensation	0.43	0.38
Amortization and impairment of acquired intangible assets	0.16	0.22
Acquisition-related expenses	0.04	0.01
Restructuring expenses	—	0.14
Tax impact on stock-based compensation expense	(0.10)	(0.11)
Tax impact on amortization and impairment of acquired intangible assets	(0.04)	(0.06)
Tax impact on acquisition-related expenses	(0.01)	(0.00)
Tax impact on restructuring expenses	—	(0.03)
Adjusted diluted EPS	$2.05	$2.12
(1)	Due to rounding, the numbers presented in this table may not add up precisely to the totals provided.

2021 Proxy Statement | E-3

The 2021 Annual Meeting of Shareholders of Genpact Limited will be held on

Wednesday, May 5, 2021, 12:00 PM EDT, virtually via the Internet at www.meetingcenter.io/285557805

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is - G2021.

Important notice regarding the availability of proxy materials for the

Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/G

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/G

IF VOTING BY MAIL, SIGN, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------------------------------------------------------

Proxy — Genpact Limited

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2021

Heather D. White and Thomas D. Scholtes, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if virtually present, at the Annual General Meeting of Shareholders of Genpact Limited to be held on May 5, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Your vote matters — here's how to vote!

You may vote online or by phone instead of mailing this card.

Online Go to www.envisionreports.com/G or scan the QR code — login details are located in the shaded bar below.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

2021 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all of the director nominees included in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 – N.V. Tyagarajan	☐	☐	☐	02 – James Madden	☐	☐	☐	03 – Ajay Agrawal	☐	☐	☐
	04 – Stacey Cartwright	☐	☐	☐	05 - Laura Conigliaro	☐	☐	☐	06 – Tamara Franklin	☐	☐	☐
	07 – Carol Lindstrom	☐	☐	☐	08 – CeCelia Morken	☐	☐	☐	09 – Mark Nunnelly	☐	☐	☐
	10 – Brian Stevens	☐	☐	☐	11 – Mark Verdi	☐	☐	☐
										For	Against	Abstain
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.									☐	☐	☐

										For	Against	Abstain
3.	To approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.									☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below